As filed with the Securities and Exchange Commission on April 21, 2006


                                                     Registration No. 333-131868

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 2 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  Nevada                        TelePlus Enterprises, Inc.                      98-0045023
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)
                                                                                             Marius Silvasan
        7575 TransCanada, Suite 305                                                    7575 TransCanada, Suite 305
            St-Laurent, Quebec                                                              St-Laurent, Quebec
              CANADA H4T 1V6                                                                  CANADA H4T 1V6
              (514) 344-0778                               7389                               (514) 344-0778
(Address and telephone number of Principal     (Primary Standard Industrial        (Name, address and telephone number
 Executive Offices and Principal Place of      Classification Code Number)                of agent for service)
                 Business)
                                                        Copies to:
                   Clayton E. Parker, Esq.                                      Christopher K. Davies, Esq.
                  Kirkpatrick & Lockhart LLP                                    Kirkpatrick & Lockhart LLP
            201 S. Biscayne Boulevard, Suite 2000                          201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                          Miami, Florida 33131
                   Telephone: (305)539-3300                                      Telephone: (305)539-3300
                  Telecopier: (305)358-7095                                      Telecopier: (305)358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                                    Subject to completion, dated April 21, 2006


                           TELEPLUS ENTERPRISES, INC.
                       269,227,027 Shares of Common Stock

         This prospectus relates to the sale of up to 269,227,027 shares of common stock of TelePlus Enterprises, Inc. by certain persons who are stockholders of TelePlus, including Cornell Capital Partners, L.P. Please refer to "Selling Stockholders" beginning on page 11. TelePlus is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. TelePlus did, however, receive proceeds from the sale of secured convertible debentures under the Securities Purchase Agreement, which was entered into on December 13, 2005 between TelePlus and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by TelePlus.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TLPE.OB". The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 4, 2006, the last reported sale price of our common stock was $0.29 per share. These prices will fluctuate based on the demand for the shares of our common stock.

         Please refer to "Risk Factors" beginning on page 5.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is April __, 2006.

                                TABLE OF CONTENTS
PROSPECTUS SUMMARY......................................................................................................1
THE OFFERING............................................................................................................2
RISK FACTORS............................................................................................................5
FORWARD-LOOKING STATEMENTS.............................................................................................11
SELLING STOCKHOLDERS...................................................................................................12
USE OF PROCEEDS........................................................................................................14
DILUTION...............................................................................................................15
PLAN OF DISTRIBUTION...................................................................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..............................................................17
DESCRIPTION OF BUSINESS................................................................................................21
MANAGEMENT.............................................................................................................25
DESCRIPTION OF PROPERTY................................................................................................28
LEGAL PROCEEDINGS......................................................................................................28
PRINCIPAL STOCKHOLDERS.................................................................................................29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................................31
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.........................32
DESCRIPTION OF SECURITIES..............................................................................................34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT  ON ACCOUNTING AND FINANCIAL DISCLOSURE...................................36
LEGAL MATTERS..........................................................................................................36
HOW TO GET MORE INFORMATION............................................................................................37
FINANCIAL STATEMENTS..................................................................................................F-i
PART II  ............................................................................................................II-1

                               PROSPECTUS SUMMARY

         The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment in TelePlus.

Overview

         TelePlus  Enterprises,  Inc.  is a provider  of  wireless  and  telecom products and services across North America. TelePlus Connect, Corp. - is a reseller of a variety of telecom services including landline, long distance and internet services. TelePlus Wireless, Corp. -under the brand name "Liberty Wireless" - operates a virtual wireless network selling cellular network access to distributors in the United States. www.telepluswireless.com, www.libertywireless.com and www.vivaliberty.com are among some of the websites operated by TelePlus. We were incorporated in Nevada on April 16, 1999, under the name Terlingua Industries, Ltd., and changed our name to HerbalOrganics.com, Inc. on January 27, 2000. Prior to October 1, 2003, we were a development stage company and had not commenced business operations.

         In September, 2003, we consummated a transaction between our wholly-owned subsidiary, TelePlus Retail Services, Inc., a Quebec, Canada corporation formed in October 2003, and 3577996 Canada Inc., a Canadian Business corporation, which operated a chain of wireless retail stores in Eastern Canada. Pursuant to that transaction, TelePlus Retail Services acquired certain assets of 3577996 Canada. As contemplated by the asset purchase transaction, on October 10, 2003, we changed our name to TelePlus Enterprises, Inc.

         In connection with the above asset purchase transaction, on October 10, 2003, the principal stockholders of 3577996 Canada subscribed to purchase, in the aggregate, 18,050,000 restricted shares of newly issued common stock, $.001 par value per share. Also on October 10, 2003, Visioneer Holdings, Group, Inc. one of the principal stockholders of 3577996 Canada, purchased an additional 23,750,000 shares of issued and outstanding common stock from Thomas Whalen, our former majority stockholder and Chief Executive Officer. As a result of the above subscriptions and stock purchase, control of our stock shifted to Marius Silvasan, who acquired beneficially through Visioneer, an aggregate of
17,600,000 Shares. Also, in connection with the above stock subscriptions and purchases, Mr. Whalen resigned as our Chief Executive Officer and sole director, and Mr. Silvasan was elected as our new Chief Executive Officer and director.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

About Us

         Our principal executive offices are located at 7575 TransCanada, Suite 305, St.-Laurent, Quebec, Canada H4T 1V6. Our telephone number is (514) 344-0778. Our website is located at www.teleplus.ca.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of TelePlus. Cornell Capital Partners intends to sell up to 269,250,000 shares of common stock, of which 235,000,000 are being registered under the secured convertible debentures, 33,000,000 are being registered under warrants and 1,250,000 shares of common stock which were issued to Cornell Capital Partners as a one-time commitment fee.


         On December 13, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners agreed to issue to us secured convertible debentures in the principal amount of $9,225,000. Prior to entering into the Securities Purchase Agreement we issued secured convertible debentures to Cornell Capital Partners in a principal aggregate amount equal to $5,850,000 which was funded on July 15, 2005. Pursuant to the Securities
Purchase Agreement, Cornell Capital Partners provided us an additional $3,375,000 in secured convertible debentures on December 13, 2005. The $5,850,000 in secured convertible debentures and the additional $3,375,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 10% of the amount redeemed in addition to the principal amount being redeemed plus interest. The secured convertible debentures are convertible at the holder's option at a conversion price equal to the lesser of (i) an amount equal to $0.275 or (ii) an amount equal to 95% of the lowest volume weighted average price of our common stock for the 30 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.


Common Stock Offered          269,227,027 shares by selling stockholders

Offering Price                Market price

Common Stock Outstanding
Before the Offering(1)        86,403,786 shares as of  April 4, 2006

Use of  Proceeds              We did receive  proceeds  from the sale of secured
                              convertible debentures to Cornell Capital Partners
                              under the Securities Purchase Agreement which will
                              be  used  for  business   development,   operating
                              capital and infrastructure improvements. See "Use of Proceeds."

Risk Factors                  The  securities  offered hereby involve a high
                              degree of risk and immediate substantial dilution.
                              See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin
Board Symbol                  TLPE.OB

---------------

1 Excludes 235,000,000 under secured convertible debentures and 33,000,000 shares being issued under warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                                                FOR THE YEAR
                                                                    ENDED       FOR THE YEAR ENDED
                                                                 DECEMBER 31,        DECEMBER 31,
STATEMENT OF OPERATIONS                                             2005                2004
--------------------------------------------------------------------------------------------------
Net Revenues                                                    $  8,092,689    $         --

Cost of Revenues                                                   5,409,705              --
                                                                ------------    ------------
Gross Margin                                                       2,682,984              --

General, Administrative and Selling                                2,612,572         365,906
                                                                ------------    ------------

Income (loss) before interest, income tax, depreciation
and amortization                                                      70,412        (365,906)

Depreciation of Property and Equipment                                91,917              --

Amortization of Deferred Finance Fees                                170,213          57,471

Interest expense                                                     406,737          48,207
                                                                ------------    ------------

Income (loss) before Income Taxes                                   (598,455)       (471,584)

Income Taxes                                                              --              --
                                                                ------------    ------------

Net income (loss) from Continuing Operations                        (598,455)       (471,584)

Net loss on Discontinued Operations                               (2,294,833)       (602,386)
                                                                ------------    ------------

Net Income (loss) for the Year                                  $ (2,893,288)   $ (1,073,970)

Loss per share
From continuing operations                                      $      (0.01)   $      (0.01)

From discontinued operations                                           (0.03)          (0.01)
                                                                ------------    ------------

Net income (loss) per share                                     $      (0.04)   $      (0.02)

Weighted average shares outstanding:                              78,871,864      67,152,705
                                                                ============    ============

                                                          DECEMBER 31,    DECEMBER 31,
BALANCE SHEET DATA                                            2004            2005
                                                          ------------    ------------
                            ASSETS
Current assets
  Cash                                                    $    383,313    $  2,604,915
  Trade accounts receivable                                    714,920       1,389,698
  Accrued and other accounts receivable                        542,945         156,029
  Income taxes receivable                                           --          31,130
  Inventories                                                1,080,024              --
  Prepaid expenses                                             375,472         118,016
  Assets held from discontinued operations                          --       1,075,367
                                                          ------------    ------------
    Total current assets                                     3,096,674       5,375,155

Property and equipment, net                                  1,239,155         219,641
Goodwill                                                     1,116,243      17,778,185
Deferred financing fees                                        471,336       2,165,377
Deferred income taxes                                               --          35,506
Deferred connection charges                                         --          81,295
Other assets                                                    33,312              --
                                                          ------------    ------------
  Total assets                                            $  5,956,720    $ 25,655,159
                                                          ============    ============
             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                                        $  2,254,880    $    997,666
  Accrued acquisition obligations                              359,000       4,050,758
  Promissory note                                            1,550,000              --
  Accrued expenses                                             628,662       2,074,256
  Note payable acquisition                                          --              --
  Unearned revenue                                                  --       1,265,479
  Liabilities held from discontinued operations                     --       1,043,344
                                                          ------------    ------------
    Total current liabilities                                4,792,542       9,431,503

Convertible Debentures, net                                    726,542       9,225,000

Promissory Note, net                                                --              --

Accrued acquisition obligation                                      --       6,213,720

SHAREHOLDERS' EQUITY:
  Class A Preferred Stock, $0.001 par value,                        --           2,000
    10,000,000 shares authorized, 2,000,000 issued and
    outstanding
  Common stock, $.001 par value,                                68,917          86,404
    150,000,000 shares authorized and 86,404,786 shares
    issued and outstanding as of December 31, 2005;
    150,000,000 shares authorized and 68,917,904 shares
    issued and outstanding as of December 31, 2004
  Additional paid in capital                                 2,127,421       5,437,536
  Accumulated deficit                                       (1,759,130)     (4,652,418)
  Accumulated other comprehensive income                           428         (88,586)
                                                          ------------    ------------
    Total Shareholders' Equity                                 437,636         784,936

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $  5,956,720    $ 25,655,159
                                                          ============    ============

                                  RISK FACTORS

We Are Currently Involved In Two Legal Proceedings, The Outcome Of Which Could Have A Material Adverse Affect On Our Financial Position

         We are currently involved in legal proceedings with the minister of revenue of Quebec, Canada, the outcome of which could have a material adverse affect on our financial position. 3577996 Canada Inc. a company that TelePlus retail Services, Inc. acquired certain assets and assumed certain liabilities from is involved in legal proceedings with the Minister of Revenue of Quebec. The Minister of Revenue of Quebec has proposed a tax assessment of approximately $474,000CDN and penalties of approximately $168,000CDN. The proposed tax assessment is for $322,000CDN for Quebec Sales Tax and $320,000CDN for Goods and Services Tax. It is possible that the outcome of these proceedings could have a material adverse affect on our cash flows or our results of operations.

         Our second legal proceeding was filed against us on April 13, 2005, in the United States District Court, District of New Jersey (Newark) (Case No. 05-2058) by Howard Salamon d /b /a "Salamon Brothers" (as the plaintiff) against Teleplus. This matter arises out of an alleged agreement between the plaintiff and Teleplus. The plaintiff is seeking specific performance of the alleged agreement, money damages and a declaratory judgment for the payment of a commission allegedly due to the plaintiff in an amount equal to 10% of all funds the Company receives from Cornell Capital. Teleplus has filed a counterclaim against the plaintiff seeking rescission of the alleged agreement and a refund of $100,000 paid by Teleplus to the plaintiff. Teleplus believes that this lawsuit is without any merit, that the plaintiff's claims are unfounded and that Teleplus has good defenses against the claims asserted by the plaintiff.
Teleplus also believes that it has good claims for the rescission of the agreement and for the refund of the amount paid to the plaintiff. Teleplus intends to contest and defend against the plaintiff's claims. The foregoing notwithstanding, total liability to Teleplus, if it loses this lawsuit, could reach a maximum of 10% of all funds the Company receives from Cornell Capital.

         Our Inability To Secure Competitive Pricing Arrangements In A Market Dominated By Larger Players With Higher Financial Resources Could Have A Material Adverse Affect On Our Operations

         Profit margins in the wireless and communication industry are low. Our larger competitors, who have more resources, have the ability to reduce their prices significantly lower than current prices. This would further reduce our profit margins. Should such an event occur and management chose not to offer competitive prices, we could lose our market share. If we chose to compete, the reduction in profit margins could have a material adverse effect on our business and operations.

We Have Historically Lost Money And Losses May Continue In The Future, Which May Cause Us To Curtail Operations

         Since 2003, we have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2004 we incurred a net loss of $1,073,970 and our accumulated deficit was $1,759,130. Our net loss for the year ended December 31, 2005 was $2,893,288 and our accumulated deficit was $4,652,418. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2004 And On December 31, 2005, Were Not Sufficient To Satisfy Our Current Liabilities And, Therefore, Our Ability To Continue Operations Is At Risk

         We had a working capital deficit of $1,695,868 for the year ended December 31, 2004 and $4,056,348 for the year ended December 31, 2005, which means that our current liabilities exceeded our current assets on December 31, 2004 by $1,695,868 and by $4,056,348 on December 31, 2005. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2004, and on December 31, 2005 were not sufficient to satisfy all of our current liabilities on those dates. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise additional capital or debt to fund the deficit or curtail future operations.

We Have Outstanding Secured Convertible Debentures That Are Secured By All Of Our Assets

         We have $9,225,000 in secured convertible debentures, issued to Cornell Capital Partners that are secured by all of our assets. As a result, if we default under the terms of the secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause us to cease operations.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

         Our success largely depends on the efforts and abilities of key executives, including Marius Silvasan, our Chief Executive Officer, Robert Krebs, our Chief Financial Officer, Kelly McLaren, our Chief Operating Officer and Jeanne Chan, our Vice President of Procurement and Operations The loss of the services of any of the foregoing persons could materially harm our business because of the cost and time necessary to find their successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on any of the foregoing persons. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating

         As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

      o     our ability to retain existing clients and customers;

      o     our ability to attract new clients and customers at a steady rate;

      o     our ability to maintain client satisfaction;

      o     the extent to which our products gain market acceptance;

      o     the timing and size of client and customer purchases;

      o     introductions of products and services by competitors;

      o     price competition in the markets in which we compete;

      o     our ability to attract, train, and retain skilled management;

      o     the amount and timing of  operating  costs and capital  expenditures
            relating  to  the  expansion  of  our  business,   operations,   and
            infrastructure; and

      o general economic conditions and economic conditions specific to the wireless and portable communication device industry.

We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

         Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than TelePlus. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

Our Limited Operating History In Our Industry Makes It Difficult To Forecast Our Future Results

         As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could force us to curtail or cease our business operations.

If We Do Not Successfully Establish Strong Brand Identity In The Markets We Are Currently Serving, We May Be Unable To Achieve Widespread Acceptance Of Our Products

         We believe that establishing and strengthening our products is critical to achieving widespread acceptance of our future products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

Future Acquisitions May Disrupt Our Business And Deplete Our Financial Resources

         Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:

      o issue stock that would dilute our current stockholders' percentage ownership;

      o     incur debt;

      o     assume liabilities;

      o incur amortization expenses related to goodwill and other intangible assets; or

      o     incur large and immediate write-offs.

         The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

         Our operation of any acquired business will also involve numerous risks, including:

      o integration of the operations of the acquired business and its technologies or products;

      o     unanticipated costs;

      o     diversion of management's attention from our core business;

      o adverse effects on existing business relationships with suppliers and customers;

      o risks associated with entering markets in which we have limited prior experience; and

      o potential loss of key employees, particularly those of the purchased organizations.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

         Our   business  is  directly   impacted  by  changes  in  the  wireless
communications industry. The wireless communication products and services industry is subject to rapid technological change, frequent new product and service introductions and evolving industry standards. Changes in technology could affect the market for our products, accelerate the obsolescence of our inventory and necessitate changes to our product line. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services and products that meet these evolving standards and demand of our customers, and our ability to manage and maximize our product inventory and minimize our inventory of older and obsolete products. We also believe that our future success will depend upon how successfully our wireless carrier service providers and product vendors are able to respond to the rapidly changing technologies and products. New wireless communications technology, including personal communication services and voice communication over the internet may reduce demand for the wireless communication devices and services we currently are able to offer through our wireless carrier service providers. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We Rely In Large Part On One Wireless Telecommunications Carrier With Whom We Have Business Arrangements. Our Success Depends On Our Ability To Meet Our Obligations To This Carrier And The Abilities Of Our Wireless Telecommunication Carrier And Vendors

         We depend on a small number of wireless telecommunications carriers and product manufacturers to provide our customers with wireless services and communication devices. Currently, our wireless products and services accounts are reliant upon arrangements with Sprint Spectrum, L.P. After an initial 3-year term, such arrangement may be renewed for additional 1-year terms, unless either party elects not to renew by providing 120 days prior written notice. Failure to maintain continuous relationships with this and other wireless communications carriers and product manufacturers would materially and adversely affect our business, including possibly requiring us to significantly curtail or cease our operations. Additionally, wireless telecommunications carriers may sometimes experience equipment failures and service interruptions, which could, if frequent, adversely affect customer confidence, our business operations and our reputation.

We Rely In  Large  Part  On One  Telecom  Services  Provider  With  Whom We Have
Business  Arrangements.   Our  Success  Depends  On  Our  Ability  To  Meet  Our
Obligations To This Provider And The Abilities Of Our Provider.

         We depend on one provider to provide our customers with telecom services. Currently, our telecom services accounts are dependant upon arrangements with Bell Canada. Our long distance contract expires in 2007 and our line contract expires in 2008. Each agreement may be renewed for additional terms of at least 2 years, unless either party elects not to renew by providing 30 days prior written notice. Failure to maintain continuous relationships with this and other telecom providers would materially and adversely affect our business, including possibly requiring us to significantly curtail or cease our operations.

Our Chief Executive Officer Owns A Substantial Portion Of Our Common Stock And Therefore Controls The Outcome Of A Vote On Our Corporate Action

         Our Chief Executive Officer, Marius Silvasan, beneficially owns 43,050,000 shares of our common stock, which is approximately 44.46% of our outstanding common stock. In addition, Mr. Silvasan owns two million shares of preferred stock that allow him to vote a block of 20 million shares on any matter that requires a vote of TelePlus' shareholders. Other members of management and founders own in the aggregate approximately 0.4% shares of our outstanding common stock. As a result of such shareholdings, Mr. Silvasan together with the other members of management and founders currently have control and the right to vote approximately 44.46% of our outstanding common stock that was outstanding prior to this offering. Mr. Silvasan, individually and jointly with the other members of our management will be able to determine the outcome of any matters submitted to our stockholders for approval, including the composition of our Board of Directors. Consequently, the investors will have limited or no say in the management of TelePlus, and our CEO and majority stockholder Mr. Silvasan will be in the position to continue to control TelePlus. Such close control may present a risk to investors because the entire operation is dependant on a very few people who could lose their ability to make effective operating decisions, or lose interest in pursuing the operation of TelePlus. Such concentration of ownership also may have the effect of preventing a change in control. In addition, the interests of management may not always be identical to the interests of the non-management stockholders.

                         Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 86,403,786 shares of common stock outstanding as of April 4, 2006, 46,506,580 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining 39,897,206 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

         The selling stockholders intend to sell in the public market 269,227,027 shares of common stock being registered in this offering. That means that up to 269,227,027 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline.

The Sale Of Our Stock Under The Secured Convertible Debenture Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

         In many circumstances the provision of financing based on floating-rate convertible debentures and has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock. Such an event could place further downward pressure on the price of common stock. Even if we use the proceeds from the issuance of the convertible debentures to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market of our stock, the price will likely decline.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Penny stocks are stock:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stock must still have a price of not less than $5.00 per share); or

      o stock in issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

         Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders' Ability To Sell Shares Of Our Common Stock

         Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. These factors may negatively impact shareholders' ability to sell shares of our common stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to TelePlus. A description of each selling shareholder's relationship to TelePlus and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                                   Percentage
                                             Percentage                                of
                                                  of                               Outstanding                       Percentage
                                             Outstanding       Shares to be        Shares to Be                        of Shares
                                               Shares            Acquired           Acquired                         Beneficially
                              Shares        Beneficially         under the          under the                           Owned
                           Beneficially         Owned            Securities          Equity         Shares to be        After
                           Owned Before         Before            Purchase         Distribution      Sold in the       Offering
Selling Stockholder          Offering       Offering (1)         Agreement          Agreement         Offering           (1)

                                Shares Acquired in Financing Transactions with TelePlus
Cornell Capital
  Partners, L.P.             4,611,448       4.99%              268,000,000(2)          74.3%       269,250,000          0%
                             ---------       -----              -----------             ----        -----------          --
Newbridge Securities
  Corporation                   27,027       0.027%              --                       --%            27,027          0%
                             ---------       -----              -----------             ----        -----------          --
Total                        4,538,475       5.02%              268,000,000             74.3%       269,227,027          0%
                             =========       =====              ===========             ====        ===========          ==

---------------


(1) Applicable percentage of ownership is based on 86,403,786 shares of common stock outstanding, plus 6,010,000 exercisable option shares, for a total of 92,413,786 shares of common stock outstanding as of April 4, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 4, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes 235,000,000 shares underlying secured convertible debentures that may be converted by Cornell Capital Partners and 33,000,000 shares underlying warrants issued to Cornell Capital Partners in connection with the Securities Purchase Agreement.


         The following information contains a description of each selling shareholder's relationship to TelePlus and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with TelePlus, except as follows:

Shares Acquired In Financing Transactions With TelePlus

         Cornell Capital Partners. Cornell Capital Partners is a holder of secured convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with TelePlus. Those transactions are explained below:

         On December 13, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners agreed to issue to us secured convertible debentures in the principal amount of $9,225,000. Prior to entering into the Securities Purchase Agreement we issued secured convertible debentures to Cornell Capital Partners in a principal aggregate amount equal to $5,850,000 which was funded on July 15, 2005. Pursuant to the Securities
Purchase Agreement, Cornell Capital Partners provided us an additional $3,375,000 in secured convertible debentures on December 13, 2005. The $5,850,000 in secured convertible debentures and the additional $3,375,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 10% of the amount redeemed in addition to the principal amount being redeemed plus interest. The secured convertible debentures are convertible at the holder's option at a conversion price equal to the lesser of (i) an amount equal to $0.275 or (ii) an amount equal to 95% of the lowest volume weighted average price of our common stock for the 30 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

         The secured convertible debentures held by Cornell Capital Partners provide that in no event shall Cornell Capital Partners be allowed to convert the secured convertible debentures for a number of shares which, upon giving effect to such conversion would cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its Affiliates to exceed 4.99% of our total outstanding stock following such conversion.

         There are certain risks related to sales by Cornell Capital Partners, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

Other Selling Stockholders

         Newbridge Securities Corporation. On July 15, 2005, we entered into a Placement Agent Agreement Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 27,027 restricted shares of common stock equal to approximately $10,000 based on our stock price on the date of issuance.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding TelePlus so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale of secured convertible debentures to Cornell Capital Partners under the Securities Purchase Agreement.

         On December 13, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners agreed to issue to us secured convertible debentures in the principal amount of $9,225,000. Prior to entering into the Securities Purchase Agreement we issued secured convertible debentures to Cornell Capital Partners in a principal aggregate amount equal to $5,850,000 which was funded on July 15, 2005. Pursuant to the Securities
Purchase Agreement, Cornell Capital Partners provided us an additional $3,375,000 in secured convertible debentures on December 13, 2005. The $5,850,000 in secured convertible debentures and the additional $3,375,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 10% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder's option at a conversion price equal to the lesser of (i) an amount equal to $0.275 or (ii) an amount equal to 95% of the lowest volume weighted average price of our common stock for the 30 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds we received from the issuance of secured convertible debentures to Cornell Capital Partners. The table assumes estimated offering expenses of $85,000.

Gross proceeds                                                   $  9,000,000

Net proceeds                                                     $  7,128,888

No. of shares issued under the secured convertible debentures     235,000,000

USE OF PROCEEDS:                                                    AMOUNT

General corporate working capital                                $  1,128,888
Acquisition                                                      $  6,000,000
                                                                 ------------
Total                                                               7,128,888
                                                                 ============

                                    DILUTION


         The net tangible book value of TelePlus as of December 31, 2005 was a deficit of $16,993,249 or $(0.1966) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of TelePlus (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to TelePlus, our net tangible book value will be unaffected by this offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $9,191.19, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $8,308.81. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We did, however, receive proceeds from the sale of common stock under the Securities Purchase Agreement.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied them.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

         TelePlus was originally incorporated in Nevada as Terlingua Industries, Ltd. on April 16, 1999. Our business plan was to engage in online marketing and distribution of organic herbal supplements in an international market. On January 27, 2000, we changed our name to HerbalOrganics.com, Inc. ("HerbalOrganics"). Prior to the transactions discussed below, we had not generated any revenues from operations and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7, whose operations principally involved research and development, market analysis, securing and establishing a new business, and other business planning activities.

         TelePlus  Enterprises,  Inc.  is a provider  of  wireless  and  telecom products and services across North America. TelePlus Connect, Corp. - is a reseller of a variety of telecom services including landline, long distance and internet services. TelePlus Wireless, Corp. -under the brand name "Liberty Wireless" - operates a virtual wireless network selling cellular network access to distributors in the United States. www.telepluswireless.com, www.libertywireless.com and www.vivaliberty.com are among some of the websites operated by TelePlus.

         TelePlus' services are primarily but not exclusively catered to the "Unbanked" segment of the market, "Unbanked" customers are those customers not being able to access the carriers offers as these they don't qualify the carriers' credit policies. Nonetheless, we believe that the "unbanked" segment is a growing segment in the wireless and telecom industry. This segment is currently poorly serviced by the incumbents creating an opportunity for TelePlus to take a substantial share of the market.

Acquisition of Assets of Star Number, Inc.


         On December 29, 2005, TelePlus Wireless, Corp., a wholly-owned subsidiary of TelePlus Enterprises, Inc. purchased from Star Number, Inc., a wholly-owned subsidiary of InPhonic, Inc., certain assets related to its Liberty Wireless business including customer lists, the "Liberty Wireless" brand and Star Number's rights under certain agreements, the whole effective as of December 31, 2005. Neither TelePlus nor its affiliates, directors, or officers or associates of TelePlus' directors or officers had a relationship with InPhonic or Star Number prior to the purchase. The aggregate purchase price for the assets was $1,918,346. As part of the purchased assets TelePlus acquired the trademarks "Liberty Wireless", Liberty Wireless for All" as well as a pending trade application for "Viva Liberty".

         TelePlus Enterprises, Inc., decided, after more than 12 months of efforts to downsize and consolidate its retail operations conducted by its wholly-owned subsidiary TelePlus Retail Services, Inc., to divest itself of its retail operation and, on January 13, 2006, caused TelePlus Retail to file in Canada a Notice of Intention to make a Proposal under the Bankruptcy and Insolvency Act. Under Canadian Law, TelePlus Retail had until February 12, 2006, to make a proposal to creditors but we elected not to do so. As a result, TelePlus Retail is deemed to have made an assignment of its assets to its creditors under the bankruptcy act and had ceased operation effective as of February 12, 2006.


Critical Accounting Policies

         Our discussion and analysis of our financial condition and results of operations is based upon our audited financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible receivable, investment values, income taxes, the recapitalization and contingencies. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Intangibles, Goodwill and Other Assets


         We regularly review all of our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

Revenue Recognition

         TelePlus' revenue is generated primarily from the sale of wireless, telephony products and accessories to end users. TelePlus recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

         TelePlus recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, TelePlus provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

         We receive co-operative advertising revenue from the telephone suppliers based on certain requirements to spend the available co-op advertising allotment. Any amount received under their program is deducted from advertising expense.

         TelePlus' suppliers generally warrant the products distributed by TelePlus and allow returns of defective products, including those that have been returned to TelePlus by its customers. TelePlus does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

         TelePlus also recognizes revenue through the resale of residential and commercial telephone lines and wireless services. The resale of long - distance revenues are recorded at the time of customer usage based upon minutes of use. Basic monthly charges for business and residential customers billed in advance are recorded as unearned revenue and recognized when the customer receives the service.

Income Taxes

         The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. TelePlus records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Fiscal Year Ended December 31, 2005 Compared To Fiscal Year Ended December 31, 2004

         Revenues. Sales revenues for the fiscal year ended December 31, 2005 for the discontinued operation was $11,043,352 as compared to $12,180,501 for the fiscal year ended December 31, 2004. Sales revenues for the fiscal year ended December 31, 2005 for the continuing operation was $8,092,689. Cost of revenues for the fiscal year ended December 31, 2005 for the continuing operation was $5,409,705.

         Net Loss. Net loss from discontinued operations for the fiscal year ended December 31, 2005 was $2,228,438 as compared to $602,386 for the fiscal year ended December 31, 2004. The Company had a net loss for the continuing operations of $598,455 for the fiscal year ended December 31, 2005, as compared to net loss of $471,584 for the fiscal year ended December 31, 2004.

         Including both discontinued and continuing operations for the fiscal year ended December 31, 2005, the Company incurred a net loss of $2,826,893 as compared to $1,073,970 for the fiscal year ended December 31, 2004.

         The continuing operations were acquired during the fiscal year ended December 31, 2005. As a result, there is no comparative analysis herein to the results of the fiscal year ended December 31, 2004.

         Gross Profit. Gross profit for the fiscal year ended December 31, 2005 for the continuing operation was $2,682,984 and gross profit as a percentage of sales was 33%.

         General and Administrative Expenses. General administrative expenses for the fiscal year ended December 31, 2005 for the continuing operation was $2,612,572.

         Interest expense for the continuing operation increased to $406,737 for the fiscal year ended December 31, 2005 from $48,207 for the fiscal year ended December 31, 2004.

         Amortization expense for the continuing operation was $406,737 for the fiscal year ended December 31, 2005 as compared to $57,471 for the fiscal year ended December 31, 2004.

         The increase of interest expense and amortization expense was due mainly to the accrual of amortization and interest on the convertible debt and promissory note as part of the capital raised by the Company during the fiscal year ended December 31, 2005.

         As of December 31, 2005, the Company had an accumulated deficit of $4,586,023.

         Cost of Revenues

         Cost of revenues for the year ended December 31, 2005 decreased by $3,472,773 to $5,409,705 as compared to $8,882,478 for the fiscal year ended December 31, 2004. This decrease in cost of revenues is the result of low sales due to the discontinuation of operations.

Liquidity And Capital Resources

         This discussion on liquidity and capital resources includes only the results from the continuing operation.

         As of December 31, 2005, total current assets were $4,299,788 which consisted of $2,604,915 of cash, $1,545,727 of accounts receivable, $31,130 of income tax receivable, and $184,411 of prepaid expenses.

         As of December 31, 2005, total current liabilities were $8,912,959 which consisted of $997,666 of accounts payable expenses, $2,074,256 of accrued expenses, accrued acquisition obligations of $4,575,558 and unearned revenue of $1,265,479.

         The Company had negative net working capital as at December 31, 2005 of $(4,546,776). The ratio of current assets to current liabilities was 0.51. The Company can force the exercise of warrants in accordance with the new Securities Purchase agreement entered into on December 13, 2005. The new agreement states that the company can force the exercise of warrants if the Company maintains specific levels of the stock price and trading volume for a period of ten consecutive days. Should all warrants be exercised the total consideration available to the Company is approximately $ 9,350,000.

         In addition approximately $ 1,000,000 of the accrued acquisition obligations must be settled by cash flow generated from the operations for the year ended December 31, 2006 and $359,000 of the accrued acquisition obligations will be settled by the issuance of common stock.

         The Company had a net increase in cash of $2,316,291 for the fiscal year ended December 31, 2005. Cash flows from financing activities represented the Company's principal source of cash for the fiscal period ended December 31, 2005. Cash flows from financing activities during the fiscal period ended December 31, 2005 were $7,718,194, consisting of proceeds in the amount of $1,137,002 from the raising of debts and financing, and $6,581,192 from the issuance of convertible debentures. During the fiscal year ended December 31, 2004, the Company received $1,577,973 from the raising of debts and financing, $160,658 from the issuance of common stock and $692,388 from the issuance of convertible debentures.

         During the fiscal period ended December 31, 2005, the Company had $62,948 cash used in operating activities as compared to the fiscal period ended December 31, 2004, where the Company had $426,611 cash used in operating activities. The cash used in operating activities for the fiscal year ended December 31, 2005 was due to accounts receivable that increased by $251,367 income tax receivables that increased by $10,791 and accrued expenses that decreased by 49,130, which were offset by inventory that decreased by $8,390, accrued receivables that decreased by 45,298, prepaid expenses that decreased by 100,921, accounts payable that increased by $111,310,and deferred revenue that increased by $160,229. The cash used in operating activities for the fiscal year ended December 31, 2004 was due to accounts receivable that increased by $30,000, inventories that increased by $8,390 and prepaid expenses that increased by $173,113, which were offset by accrued expenses that increased by $199,005.

         Capital expenditures were $126,485 for the fiscal period ended December 31, 2005 as compared to $43,915 for the fiscal year ended December 31, 2004.The Company used $6,516,678 to acquire other companies in 2005, as compared to $170,839 in 2004. The expenditures represent negative cash flows from investing activities.

         The Company requires additional capital to support strategic acquisitions and its current expansion plans. Should the Company not be able to draw access additional capital, this may require the Company to delay, curtail or scale back some or all of its expansion plans. Any additional financing may involve dilution to the Company's then-existing shareholders.

Recent Accounting Pronouncements

         In December 2004, the Financial Accounting Standard Boards or the FASB issued Statements No. 123 (R), Share - Based Payments which will require compensation costs related to share based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No. 123, we do not recognize compensation expense with respect to stock options we have issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective for us in our fiscal quarter beginning January 1, 2006. We have not completed an evaluation of the impact of adopting Statements 123 (R).

         In November 2004, the FASB ratified the Emerging Issues Task Force consensus on Issue 03 -13, "Applying the Conditions in Paragraph 42 of FASB STATEMENT NO 144, "Accounting for the impairment or Disposal of Long - Lived ASSETS," in Determining Whether to Report Discontinued Operations, which is effective for us at the beginning of fiscal 2005. The adoption of the new pronouncements will not have a material impact on our financial position or results of operations.

         In November 2004, the FASB issued Statement No. 151 Inventory costs, an amendment of ARB No. 43, Chapter 4 , to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges , and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. Statement No. 151 will be effective for our fiscal year beginning January 1, 2006, and its adoption will not have a material impact on our financial position or results of operations.

         In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" which supersedes APB Opinion No. 20, "Accounting Changes" and SFAS No 3 "Reporting Accounting Changes in Interim Financial Statements". SFAS No. 154 changes the requirements for accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effects of the change. SFAS No. 154 does not change the guidance for reporting the correction of an error in previously issued financial Statements or the change in accounting estimate .SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The company does not believe SFAS No. 154 will have a significant impact on its consolidated financial position or results of operations.

Commitments For Operating Leases

         TelePlus has several non-cancelable operating leases, primarily for office space and storage that expire through December 31, 2009. These leases require TelePlus to pay all operating costs such as maintenance and insurance. Rental expense for the operating leases for the years ended December 31, 2005 and 2004 was $176,801 and $1,018,007 respectively. The amounts for 2004 include amounts paid for the discontinued operation. As of December 31, 2005, the minimum lease payment under these leases during 2006 was $176,800.

                             DESCRIPTION OF BUSINESS

Overview

         TelePlus Enterprises was originally incorporated in Nevada as Terlingua Industries, Ltd. on April 16, 1999. Our business plan was to engage in online marketing and distribution of organic herbal supplements in an international market. On January 27, 2000, we changed our name to HerbalOrganics.com, Inc. Prior to the acquisition, discussed below, we had not generated any revenues from operations and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7, whose operations principally involved research and development, market analysis, securing and establishing a new business, and other business planning activities.

         In September 2003, we formed a wholly-owned foreign subsidiary, TelePlus Retail Services, Inc., a Canadian corporation formed under the laws of the province of Quebec. In October 2003, TelePlus Retail Services, Inc. acquired a significant amount of assets from, and assumed certain liabilities of, 3577996 Canada, Inc., a Canadian Business Corporation, also known as 3577996, relating to 3577996's "TelePlus Consumer Services" business. Also in October 2003, Visioneer Holdings Group Inc. acquired control of TelePlus. 3577996 and Visioneer Holdings Group Inc., also known as Visioneer, are controlled by the same shareholders. Marius Silvasan, our Chief Executive Officer and sole
Director, controls Visioneer and 3577996. Mr. Silvasan indirectly controls TelePlus through Visioneer.

         On December 29, 2005, TelePlus Wireless, Corp., a wholly-owned subsidiary of TelePlus Enterprises, Inc. purchased from Star Number, Inc., a wholly-owned subsidiary of InPhonic, Inc., certain assets related to its Liberty Wireless business including customer lists, the "Liberty Wireless" brand and Star Number's rights under certain agreements, the whole effective as of December 31, 2005. Neither TelePlus nor its affiliates, directors, or officers or associates of TelePlus' directors or officers had a relationship with InPhonic or Star Number prior to the purchase. The aggregate purchase price for the assets was $1,900,000. As part of the purchased assets TelePlus acquired the trademarks "Liberty Wireless", Liberty Wireless for All" as well as a pending trade application for "Viva Liberty".


         TelePlus Enterprises, Inc., decided, after more than 12 months of efforts to downsize and consolidate its retail operations conducted by its wholly-owned subsidiary TelePlus Retail Services, Inc., to divest itself of its retail operation and, on January 13, 2006, caused TelePlus Retail to file in Canada a Notice of Intention to make a Proposal under the Bankruptcy and Insolvency Act. Under Canadian Law, TelePlus Retail had until February 12, 2006, to make a proposal to creditors but we elected not to do so. As a result, TelePlus Retail is deemed to have made an assignment of its assets to its creditors under the bankruptcy act and had ceased operation effective as of February 12, 2006.

         We are a provider of wireless and telecom products and services across North America. This is done through two wholly owned subsidiaries. TelePlus Connect, Corp. - is a reseller of a variety of Telecom services including landline, long distance and internet services. TelePlus Wireless, Corp. -under the brand name "Liberty Wireless" - operates a virtual wireless network selling cellular network access to distributors in the United States. www.telepluswireless.com, www.libertywireless.com and www.vivaliberty.com are among some of the websites operated by TelePlus.

         TelePlus' services are primarily but not exclusively catered to the "Unbanked" segment of the market, "Unbanked" customers are those customers not being able to access the carriers offers as these they don't qualify the carriers' credit policies. Nonetheless the "unbanked" segment is the fastest growing segment in the wireless and telecom industry. We believe this segment is currently poorly serviced by the incumbents creating an opportunity for TelePlus to take a substantial share of the market.

Business Of The Issuer

         We are a provider of Wireless and Telecom products and services across North America. TelePlus Connect, Corp. - is a reseller of a variety of Telecom services including landline, long distance and internet services. TelePlus Wireless, Corp. -under the brand name "Liberty Wireless" - operates a virtual wireless network selling cellular network access to distributors in the United
States.       www.telepluswireless.com,        www.libertywireless.com       and
www.vivaliberty.com are among some of the websites operated by TelePlus.

Growth In Canada

         Through our wholly owned subsidiary TelePlus Connect, Corp. we offer landline and long distance prepaid services to selected individuals in Canada who cannot obtain basic telecom services from traditional telecom carriers. To facilitate the rollout of our service we acquired 100% of the shares of (a) Keda Consulting Corp. and Freedom Phones Lines April 1st, (b) Avenue Reconnect, Inc June 1st and (c) Telizon Inc. in July 2005

      o Keda Consulting Corp. provides a broad range of management consulting services to the North American telecommunications industry, specializing in business development, sales/marketing, and operations. Following closing of the acquisition Keda, has changed its name to TelePlus Connect Corp. and Keda's management have taken over the operations of TelePlus' prepaid landline and long distance telephone service operations. We expected to benefit from Keda's and Freedom's management teams which we believe have much experience in the telecommunications industry. We believe a seasoned and experienced management team, familiar with all aspects of the rapidly growing and changing telecommunications business, is a key strategic asset.

      o Freedom Phone Lines, headquartered in Ontario, Canada, is a Bell Canada reseller of landline and long distance services, which services over 3,300 customers in the Ontario area and generates yearly revenues of $2.5 million and EBITDA of $0.300 million.

      o Avenue Reconnect, Inc., headquartered in Windsor, Canada, is a reseller of landline, long distance and internet prepaid services to over 2,000 residential users primarily in Ontario, area and generates yearly revenues of $1.1 million and EBITDA of $0.200 million.

      o Telizon Inc, headquartered in Ontario, Canada, is a reseller of landline and long distance services as well as internet service provider. Telizon currently services over 18,000 commercial and residential lines in the Ontario area. Telizon has annual revenues of $12.0 million and EBITDA of $1.6 million.

         For the purposes hereof, EBITDA shall be defined as earnings before interest, income taxes, depreciation and amortization.

Growth In The United States

         Through our wholly owned subsidiary TelePlus Wireless, Corp. we offer wireless prepaid services to selected individuals in the U.S. who do not qualify the carriers credit policies. To facilitate the rollout of our service we acquired on December 29, 2005, from Star Number, Inc., a wholly-owned subsidiary of InPhonic, Inc., certain assets related to its Liberty Wireless business including customer lists, the "Liberty Wireless" brand and Star Number's rights under certain agreements, which was effective as of December 31, 2005. The aggregate purchase price for the assets was $1,900,000. As part of the purchased assets TelePlus acquired the trademarks "Liberty Wireless", Liberty Wireless for All" as well as a pending trade application for "Viva Liberty".

         Offering private label wireless services is commonly referred to as creating a Mobil Virtual Network Operator ("MVNO"). We believe this market was developed first in Europe, where more than 20 MVNO's can be found. Virgin Mobile of England and Wireless Maingate of Sweden were among the first group of MVNO's launched in Europe.

         Simultaneous to the acquisition of certain assets of Liberty Wireless, we have signed an MVNE (also known as a Mobile Virtual Network Enabler) Services Agreement with Mobile Technology Services, LLC, a wholly owned subsidiary of InPhonic, to support on-going back office logistics. Under the MVNE Services
Agreement, InPhonic will continue to deliver the systems platform for procurement, activation, billing, and customer care, as well as self-service platforms based on web and state-of the-art speech recognition technology.

Principal Products And Services

         TelePlus is a provider of wireless and telecommunications services in Canada and the U.S. Our products include prepaid and postpaid wireless, landline, long distance and internet services. To our wireless users we also provide a full range of handsets and related accessories.

Distribution

         We distribute our products through our websites, third party websites, select distributors in U.S. and Canada and through a variety of direct marketing initiatives.

Competitive Overview

         Wireless Sector

         The wireless industry is a growing industry of the Telecommunications Sector.

         As time passes, wireless phones are becoming more and more commonplace. According to EMC, a leading researcher and publisher of intelligence about wireless markets, there are now more than 1 billion wireless phone subscribers worldwide and 50% of all calls in the world will soon be wireless. IDC estimates that total sales of worldwide mobile phones increased 20% in 2004 to 658 million units. Some key trends that investors should be aware of and that we believe are important in evaluating the industry's potential growth include the following:

      o The costs of acquiring and maintaining a wireless plan has dropped over the years as a result of pricing pressures, promotional events by carriers, and increased customer churn (customer churn is defined as the number of clients who cancel their contracts with the carrier prior to the end of the term);

      o The wireless telecommunications industry is experiencing (and will continue to experience) significant technological change, which has led wireless carriers to upgrade their wireless networks capabilities and rollout new products and service offerings, such as photos, music, and wireless Internet (Wi-Fi)

      o Wireless phones manufactures, such as Samsung , LG, and Pantech, are now marketing next generation phones with advanced features;

      o The image of wireless devices has changed from a luxury gadget to a business and entertainment tool. Moreover, the Yankee Group has started that Americans are now looking at wireless services as a utility rather than a novelty;

      o Wireless numbers portability, which recently took effect, provides customers with more flexibility when choosing a carrier and increases the rate of new activations; and according to J.D. Power, consumers are increasingly more satisfied with their wireless service, call quality, and cost.

North American Industry Overview

         American Wireless Industry

         The growing nature of the American wireless industry is illustrated by the following statistics:

         In a January 2005 Business Week article, Gartner estimated that 2005 wireless revenues will grow 11% to $122.5 billion;

         Euromonitor, in a July 2003 report, estimated that in 2003 the retail post-paid wireless industry totaled $3.8 billion, and is expected to reach $5.1 billion by 2007. Atlantic-ACM estimated in February 2003, that the pre-paid retail wireless industry will grow from $4.4 billion in 2003 to $9.5 billion in 2007;

         The Yankee Group stated in an August 2004 report that 50% of 13 to 17 year olds have a wireless phone, a sizable increase from a 2003 survey in which 33% of teens were reported to have a wireless phone.

         According to First Global Research, the domestic wireless market is adding 4 to 5 million net new subscribers each quarter.

         Canadian Wireless Industry

         According to industry data, by the end of 2005, more than half of all Canadians will be mobile phone customers, Canadians currently use more than 12 million wireless phones on a daily basis, According to the Canadian Radio-television and Telecommunications Commission, the wireless industry is a key driver of the Canadian Telecommunications sector, consistently posting double digit sales gains; recently increasing 13% to over $8 billion, The Canadian Wireless Telecommunications Association estimates that in 2004 there were over 13.6 million wireless subscribers, including 10.4 million postpaid and
3.2 million prepaid,

         MVNO Market Overview

         Mobile Virtual Network Operators (or MVNOs), which buy mobile services from established wireless operators and resell the service under their own brand names, were first developed in Europe, where there are currently over 20 MVNOs, including Tele2 and Mobilcom of Germany, virgin mobile from the UK and wireless maingate from Sweden. The last two companies are believed to be two of the early pioneers in this space. Others companies that have or are developing MVNO offerings in North America include AT&T (NYSE: T), Boost, ESPN, Tracfone, Qwest (NYSE: Q), and TelePlus.

         The primary advantage of operating as an MVNO is that such an operation requires much less capital and overhead than the operations of a traditional wireless carrier. An MVNO simply utilizes existing networks from established carriers. However, substantial amounts of monies may be needed to build brand recognition and pay for access to a carrier's network.

         A secondary advantage to retail oriented companies, such TelePlus, is that an MVNO offering may provide opportunity to expand its overall margins as it picks up incremental revenues at higher margins.

Dependence On One Or A Few Customers

         As of September 30, 2005, we have 2 customers that accounted for approximately 52% of our total revenues and 42% of our trade accounts receivable. Losing any one of these customers could have a material impact on our operations.

Intellectual Property

         TelePlus holds the following trademarks:

In Canada:               SimplySellular Trademark           Granted January 7th 2005
In the United States:    Trademark Ser. No. 78/326,834      Liberty Wireless for All;
                                                            Register Number 2,979,533
                         Trademark Ser. No. 78/371,483      Liberty Wireless;
                                                            Register Number 2,928,910

Need For Government Approval

         TelePlus needs the following governmental approvals to operate:

      o     Section 214 authorization; and

      o     FCC Form 499 Registration

Employees

         TelePlus has a total of 80 employees, 60 of which are employed on a full-time basis.

                                   MANAGEMENT

Officers And Directors

         As of April 4, 2006, the Directors and Officers of TelePlus are as follows:

Name                          Age        Position                           Term
-----------------           --------     ---------------------------        -----------------------
Marius Silvasan               32         Chief Executive Officer and        October 2003 to present
                                         Director
Robert B. Krebs               49         Chief Financial Officer and        February 2004 to present
                                         Director
Thomas Davis                  57         Chief Operating Officer and        November 2005 to present
                                         Director
Kelly McLaren                 42         President and Director             November 2004 to present
Michael L. Karpheden          44         Director                           March 2004 to present
Hakan Wretsell                45         Director                           March 2004 to present
Gordon Chow                   50         Director                           August 2005 to present

         Marius Silvasan, MBA, has served as our CEO and as a Director since October 2003. Prior to joining TelePlus, Mr. Silvasan held the position of President & CEO for Visioneer Calling Card Inc. and Alliance TeleCard Corp. from 1995 to June 1999. Prior to Visioneer and Alliance Mr. Silvasan held the position of National Sales Manager for The Home Phone Club from 1990 to 1995. Graduate of the HEC University in Montreal, Mr. Silvasan holds a B.A.C. in business administration and an MBA (2003).

         Robert Krebs, has served as TelePlus' Chief Financial Officer and as a Director since February 2004. Prior to joining the Company, Mr. Krebs worked nine years for GB MICRO Electronics where he held the position of Vice-President, Finance. Prior to GB MICRO, Mr. Krebs held the position of Controller for Future Electronics and Le Chateau retail stores. Mr. Krebs holds a C.A. and a Bachelor of Commerce from McGill University. Mr. Krebs is an active member of the Canadian Institute of Chartered Accountants.

         Thomas Davis, has served as the Company's COO since November 2005. Prior to joining TelePlus Mr. Davis served as President and CEO of Telizon Inc. from December, 2002 until its acquisition by TelePlus in July, 2005. Prior to December 2002 Mr. Davis was Senior Vice President, Customer Operations at Axxent Inc., a Competitive Local Exchange Carrier (CLEC). He has also held senior management and consulting roles at AT&T Canada (consulting), Cam Net Communications (President and COO) and ACC Long Distance (President and CEO). Graduate of the Wharton School of Business, University of Pennsylvania with a Bachelor of Science in Economics.

         Kelly McLaren, has served as our President and Director since November 2004. Prior to joining TelePlus, Ms. McLaren worked 16 years for Pratt & Whitney Canada, Corp. a subsidiary of United Technologies Corporation, were she held various senior positions including Business Unit Director - Procurement and most recently Regional Sales Manager - Latin America. Ms. McLaren holds an MBA from Ecole des Hautes Etudes Commerciales (HEC) in Montreal were she focused on marketing and international studies.

         Michael L. Karpheden, has served as a Director of TelePlus since March 2004. Mr. Karpheden has served as CFO of iCurie Lab, based in the UK since September 2004. He has concurrently held this position with positions at other companies discussed below since January 2003. From January 2003 to June 2003, Mr. Karpheden was a Sales Representative for First Investors 2003. From February 2001 to January 2003, Mr. Karpheden held various positions at STRAX, Inc., a leader in the distribution of mobile phones and accessories, based in Miami, Florida, that included Chief Operating Officer and VP Finance and Operations. Mr. Karpheden is a veteran in the wireless industry having worked for Ericsson Mobile Phones for a twelve-year period from 1989 to 2001. While at Ericsson, Mr. Karpheden held, among others, the position of VP Finance & Logistics, Americas Region and President and CFO/Director of Finance for Ericsson Telecommunications in Moscow Russia. Mr. Karpheden holds a degree in Business and Management from the University of Lund in Sweden.

         Hakan Wretsell, has served as a Director of TelePlus since March 2004. Mr. Wretsell currently serves as CEO for iCurie Lab, based in the UK since September 2004. Between 2000 and 2003, Mr. Wretsell held the position of President for STRAX Inc. Mr. Wretsell has over sixteen years experience in the wireless industry. Fourteen of those years, from 1987 to 2000, he spent at Ericsson having held, among others, the position of Executive VP and GM, Americas Region and VP Sales and Marketing, Latin America Region. Mr. Wretsell holds a degree in Business and Management from the Universities of Umea, Uppsala and Lund in Sweden.

         Gordon Chow, has served as a Director of TelePlus since August 2005. Mr. Chow currently serves as President of VTech Telecommunications Canada Ltd., where he is responsible for the Telecommunication Products Business in Canada, having established the Canadian operations, VTech Electronics Canada Ltd., in 1986 Mr. Chow was originally appointed General Manager and promoted President in 1987. Prior to joining VTech, Mr. Chow had his own Management Consulting practice, and held management positions with a real estate development company and a Chartered Accountant firm. Mr. Chow holds a Bachelor of Commerce degree from the University of British Columbia and is a member of the Institute of Chartered Accountants of British Columbia and a member of the Board of Governors of Crofton House School in Vancouver. Mr. Chow has served as a member of the President's Advancement Council of the British Columbia Institute of Technology and a director of the BCIT Foundation. He was also a member of the Royal Roads University - MBA Advisory Board, and a director of the Canadian Toy Association.

Involvement In Legal Proceedings

         None of our executive officers or directors have been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

         None of our executive officers or directors have been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

         None of our executive officers or directors are the subject of any pending legal proceedings.

Audit Committee

         Messrs. Karpheden and Wretsell serve on TelePlus' audit committee. The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls

Employee Stock Option Committee

         Messrs. Karpheden and Wretsell serve on TelePlus' Employee Stock Option Committee. The Employee Stock Option committee reports to the Board of Directors regarding the issuance of stock options to employees in compliance with the Company's stock option program.

Code Of Ethics

         The Board of Directors adopted a Code of Ethics in January 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002.

Executive Compensation

         Compensation paid to officers and directors is set forth in the Summary Compensation Table below. We may reimburse our officers and directors for any and all out-of-pocket expenses incurred relating to the business of TelePlus.

                           SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM COMPENSATION
                                                                             --------------------------------------------------
                                                ANNUAL COMPENSATION            AWARDS                    PAYOUTS
                                       -----------------------------------   ----------                  -------
                                                                             RESTRICTED    SECURITIES
NAME AND PRINCIPAL                                               OTHER         STOCK       UNDERLYING     LTIP       ALL OTHER
POSITION                     YEAR      SALARY        BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARs   (NUMBER)   COMPENSATION
------------------           ----      ------        -----    ------------    --------    ------------   --------   ------------
Marius Silvasan,             2005      $174,409         --             --           --      3,000,000         --             --
CEO and Director             2004       $76,335         --             --           --      6,000,000         --             --
                             2003       $60,000         --             --           --             --         --             --

Robert Krebs,                2005       $70,738         --             --           --        245,000         --             --
CFO and Director             2004       $48,400         --             --           --        490,000         --             --

Kelly McLaren,               2005      $101,420         --             --           --        500,000         --             --
President and Director       2004       $10,137         --             --           --      1,000,000         --             --

Tom Davis,                   2005      $165,879                                               600,000
COO and Director


Compensation Of Directors

         We compensate our board members $2,000 for each director's meeting and 30,000 shares of our common stock for every year served as a director. From time to time, our management, in its sole discretion, may assign special projects to a board member.

Employment Agreements

         The following is a summary of the material terms of employment agreements we have with our Named Executive Officers as of April 4, 2006:

Employment Agreement with Marius Silvasan

Position:         Chief Executive Officer and Chairman
Salary:           $200,000 per annum
Term:             From June 1, 2004 until November 30, 2008
Renewals:         No renewals
Stock Options:    (a)      750,000 shares at an exercise price of USD $0.21 that vested on September 1, 2005;
                  (b)      1,000,000 shares at an exercise price of USD $0.22 that vested on December 1, 2005;
                  (c)      1,250,000 shares at an exercise price of USD $0.23 that vested on December 1, 2006;
                  (d)      1,500,000 shares at an exercise price of $0.36 that vested on December 31, 2004;
                  (e)      2,000,000 shares at an exercise price of $0.38 that vested on June 31, 2005; and
                  (f)      1,250,000 shares at an exercise price of $0.40 that vested on June 31, 2006

                             DESCRIPTION OF PROPERTY


         TelePlus currently has in place 1 lease for its principal office in Montreal, Canada and 1 lease for its office in Miami, Florida. The Company's principal office is located in approximately 5,500 square feet of leased office and the monthly rental commitment is USD$5,834. The Company's Miami office is located in approximately 3031 square feet of leased space and the monthly rental commitment is USD$5676. The term of each lease is for 5 years.

                                LEGAL PROCEEDINGS

         The  following   proceedings  have  been  initiated  against  TelePlus.
Management does not believe that the following legal proceedings would have a materially adverse impact on our business or our results of operations.

         Proposed Tax Assessment. TelePlus is involved in proceedings with the Minister of Revenue of Quebec. The Minister of Revenue of Quebec has proposed an assessment of for the Goods and Services Tax and Quebec Sales Tax of approximately CDN$474,000 and penalties of approximately CDN$168,000. The proposed tax assessment is for CDN$322,000 for Quebec Sales Tax and CDN$320,000 for Goods and Services Tax. TelePlus believes that certain deductions initially disallowed by the Minister of Revenue of Quebec for the Quebec Sales Tax are deductible and is in the process of compiling the deductions to the Minister of Revenue of Quebec. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

         Wrongful Dismissal. A former employee of TelePlus retail Services, Inc., a subsidiary of TelePlus, has initiated a claim in Quebec Superior Court in the amount of $90,000 against TelePlus for wrongful dismissal. The parties are at discovery stages.

         Wrongful Dismissal. There is a claim from three individuals in British Columbia for an amount of about $ 147,000 and the issuance of 510,000 shares for which a letter of demand has been served on the Company. The Company doesn't believe the claim to be founded and intends to vigorously contest such claim. No court proceedings have been instituted and we are presently in discussion with the aforementioned individuals.

         Consulting Fee. On 13, 2005, a lawsuit was filed in the United States District Court, District of New Jersey (Newark) (Case No. 05-2058) by Howard Salamon d /b /a "Salamon Brothers" (as the plaintiff) against Teleplus. This matter arises out of an alleged agreement between the plaintiff and Teleplus. The plaintiff is seeking specific performance of the alleged agreement, money damages and a declaratory judgment for the payment of a commission allegedly due to the plaintiff in an amount equal to 10% of all funds the Company receives from Cornell Capital. Teleplus has filed a counterclaim against the plaintiff seeking rescission of the alleged agreement and a refund of $100,000 paid by Teleplus to the plaintiff. Teleplus believes that this lawsuit is without any merit, that the plaintiff's claims are unfounded and that Teleplus has good defenses against the claims asserted by the plaintiff. Teleplus also believes that it has good claims for the rescission of the agreement and for the refund of the amount paid to the plaintiff. Teleplus intends to contest and defend against the plaintiff's claims. The foregoing notwithstanding, total liability to Teleplus, if it loses this lawsuit, could reach a maximum of 10% of all funds the Company receives from Cornell Capital.

         Consulting Fee. On November 30, 2005, a lawsuit was filed in the Superior Court, State of California, County of San Diego (Case No. GIC 857605) by Business Consulting Group Unlimited (also known as BCGU) against Teleplus. The suit arises out of an agreement between BCGU and Teleplus. BCGU has alleged that Teleplus is in breach of the agreement and is seeking damages from Teleplus for certain tranches of compensation it allegedly earned and was to receive under the agreement. The compensation allegedly earned consists of $45,000 in cash, 560,000 shares of Teleplus restricted common stock, the right to exercise the rights under certain warrants to purchase shares of Teleplus common stock at $.65 per share and the right to exercise the rights under certain warrants to purchase shares of Teleplus common stock at $1.00 per share. Teleplus filed a counterclaim against BCGU for breach of the agreement for failing to properly and fully perform the services BCGU undertook to perform under the agreement. Teleplus is seeking a declaratory judgment that BCGU has breached the agreement and the return of cash and stock payment it has already made to BCGU. Teleplus believes that this lawsuit is without any merit, that BCGU's claims are unfounded and that Teleplus has good defenses against the claims asserted by BCGU. Teleplus also believes that it has good claims for breach of the agreement by BCGU and for a refund of the amount paid to BCGU.

                             PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

         The following table sets forth information as of April 4, 2006, with respect to the beneficial ownership of the common stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of the common stock:


-----------------------------------------------------------------------------------------------------------------
                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-----------------------------------------------------------------------------------------------------------------
                                                                                  Shares Owned        % of Class
Title of Class          Name and Address of Beneficial Owner                     Beneficially(1)         Owned
--------------          ------------------------------------                     --------------       -----------
                        Marius Silvasan                                            41,090,000(2)          44.46%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

                        TOTAL                                                      41,090,000             44.46%

                                                                                  Shares Owned        % of Class
Title of Class          Name and Address of Beneficial Owner                     Beneficially(1)         Owned
--------------          ------------------------------------                     --------------       -----------
Common                  Marius Silvasan                                            41,090,000(2)          44.46%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  Robert Krebs                                                  400,000              0.43%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  Kelly McLaren                                                 340,000              0.37%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  Tom Davis                                                      10,000              0.00%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  Gordon Chow                                                    20,000              0.00%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  Michael L. Karpheden                                          138,000              0.15%
                        8510 SW 149 Ave. # 1115
                        Miami, Florida 33193

Common                  Hakan Wretsell                                                122,000              0.13%
                        7575 TransCanada, Suite 305
                        St-Laurent, Quebec H4T 1V6

Common                  All Officers and Directors as a Group (4 People)           42,120,000             45.58%


         See   accompanying   summary  of  accounting   policies  and  notes  to
consolidated  financial  statements.


(1) Applicable percentage of ownership is based on 86,403,186 shares of common stock outstanding, plus 6,010,000 exercisable option shares for a total of 92,413,786 shares of common stock outstanding as of April 4, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 4, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)   Beneficially owned through Visioneer Holdings Group Inc.

         Kelly McLaren: options to purchase: (i) 100,000 shares at an exercise price of USD$0.21 that vested on September 29, 2005; (ii) 100,000 shares at an exercise price of USD$0.22 that vested on April 1, 2007; (iii) 100,000 shares at an exercise price of USD$0.23 that vested on April 1, 2008; (iv) 100,000 shares at an exercise price of USD$0.24 that vested on April 1, 2009; and (v) 100,000 shares at an exercise price of USD$0.25 that vested on April 1, 2010. 200,000 shares at an exercise price of USD$0.36 that vest the 29 of September 2005; 200,000 shares at an exercise price of USD$0.38 that vest the 29 of September 2006; 200,000 shares at an exercise price of USD$0.40 that vest the 29 September 2007; 200,000 shares at an exercise price of USD$0.45 that vest 29 September
2008;  200,000  shares at an exercise  price of USD$0.50  that vest 29 September
2009

         Robert Krebs: options to purchase: (i) 70,000 shares at an exercise price of USD$0.21 that vested on September 1, 2005; (ii) 75,000 shares at an exercise price of USD$0.22 that vest on June 1, 2006; and (iii) 100,000 shares at an exercise price of USD$0.23 that vest on December 1, 2007. 140,000 shares at an exercise price of USD$0.36 that vest the 1of December 2004; 150,000 shares at an exercise price of USD$0.38 that vested on December 1, 2005; 200,000 shares at an exercise price of USD$0.40 that vest 1 June 2007

         Marius Silvasan: options to purchase: (i) 750,000 shares at an exercise price of USD $0.21 that vest on September 1, 2005; (ii) 1,000,000 shares at an exercise price of USD $0.22 that vest on December 1, 2005; and (iii) 1,250,000 shares at an exercise price of USD $0.23 that vest on December 1, 2006. 1,500,000 shares at an exercise price of $0.36 that vest the 3 of December 2004; 2,000,000 shares at an exercise price of $0.38 that vested on June 3, 2005; 1,250,000 shares at an exercise price of $0.40 that vested on June 3, 2006

         Thomas Davis: options to purchase: (i) 150,000 shares at an exercise price of USD $0.21 that vest on May 1, 2006; (ii) 150,000 shares at an exercise price of USD $0.22 that vest on November 1, 2006; (iii) 150,000 shares at an exercise price of USD $0.23 that vested on May 1, 2007; and (iv) 150,000 shares at an exercise price of USD $0.24 that vest on November 1, 2007.

         Michael Karpheden: an option to purchase 50,000 shares at an exercise price of USD$0.21 that vested on December 1, 2005.

         Hakan Wretsell: an option to purchase 50,000 shares at an exercise price of USD$0.21 that vested on December 1, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         1. TelePlus paid management fees of $174,409 and $76,335 to Visioneer Holdings Group which is an entity owned by Marius Silvasan, our CEO and the majority shareholder. These fees were paid for management services for 2005 and 2004, respectively.

         2. TelePlus obtained a loan from Visioneer Holdings Group in the amount of $134,430. This loan was an unsecured, non-interest bearing loan. The loan was repaid in full in July 2005.

         3. During the quarter ended September 30, 2005 we issued 2,000,000 shares of our Preferred Class A stock as a bonus for services to Visioneer Holdings Group, Inc. Visioneer Holdings is owned by Marius Silvasan, our CEO and majority shareholder.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         (a)      Market Information

         "Bid" and "asked" offers for the common stock are listed on the NASDAQ Over-the-Counter Bulletin Board published by the National Quotation Bureau, Inc. Our common stock began trading in the first quarter of 2003, under the trading symbol, "HBOG". The symbol was changed to "TLPE" in connection with our name change on October 10, 2003.

         The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

          YEAR 2004                               High Bid          Low Bid
          --------------------------------        --------          -------
          Quarter Ended March 31, 2004              $4.05             $0.85
          Quarter Ended June 30, 2004               $2.33             $0.53

          YEAR 2005                               High Bid          Low Bid
          --------------------------------        --------          -------
          Quarter Ended March 31, 2005             $0.440            $0.320
          Quarter Ended June 30, 2005              $0.510            $0.150
          Quarter Ended September 30, 2005         $0.400            $0.265
          Quarter Ended December 31, 2005          $0.275            $0.210


         (b)      Holders Of Common Stock

         As of April 4, 2006, we had approximately 88 shareholders of record of our common stock and 86,403,786 shares of our common stock were issued and outstanding.

         (c)      Dividends

         We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

         (d)      Securities Authorized For Issuance Under Equity Compensation
                  Plans

                                                                                                      Number of Securities
                                                                                                      Remaining Available
                                                                                                      for Future Issuance
                                                    Number of Securities                                  Under Equity
                                                      to be Issued Upon        Weighted Average        Compensation Plans
                                                         Exercise of           Exercise Price of     (Excluding Securities
                                                    Outstanding Options,     Outstanding Options,         Reflected in
                                                     Warrants and Rights      Warrants and Rights         Column (a))
Plan Category                                                (a)                      (b)                     (c)
Equity compensation plans approved by security
  holders                                                          0                      N/A                       0
Equity compensation plans not approved by equity
  holders                                                 11,935,000                    $0.32                 162,164
                                                          ----------                    -----                 -------
Total                                                     11,935,000                    $0.32                 162,164
                                                          ==========                    =====                 =======


Employee Options
Marius Silvasan, CEO & Chairman                                                                             9,000,000
Kelly McLaren, President & COO                                                                              1,500,000
Robert Krebs, CFO                                                                                             735,000
Tom Davis                                                                                                     600,000
Michael Karpheden                                                                                              50,000
Hakan Wretsell                                                                                                 50,000

                            DESCRIPTION OF SECURITIES

General

         Our Articles of Incorporation authorize the issuance of 600,000,000 shares of common stock, $0.001 par value per share. As of April 4, 2006, there were 86,029,786 outstanding shares of common stock. We are authorized to issue 10,000,000 shares of preferred stock to date 2,000,000 shares of preferred stock have been issued and outstanding. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

         We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock, 2,000,000 of which are outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

Secured Convertible Debentures

         On December 13, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners agreed to issue to us secured convertible debentures in the principal amount of $9,225,000. Prior to entering into the Securities Purchase Agreement we issued secured convertible debentures to Cornell Capital Partners in a principal aggregate amount equal to $5,850,000 which was funded on July 15, 2005. Pursuant to the Securities
Purchase Agreement, Cornell Capital Partners provided us an additional $3,375,000 in secured convertible debentures on December 13, 2005. The $5,850,000 in secured convertible debentures and the additional $3,375,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 10% of the amount redeemed in addition to the principal amount being redeemed plus interest. The secured convertible debentures are convertible at the holder's option at a conversion price equal to the lesser of (i) an amount equal to $0.275 or (ii) an amount equal to 95% of the lowest volume weighted average price of our common stock for

Limitation Of Liability:  Indemnification

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of TelePlus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of TelePlus pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

         Authorized And Unissued Stock

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of TelePlus that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with TelePlus' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of TelePlus by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.
                                       35

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Effective January 14, 2005, the client-auditor relationship between TelePlus and Lopez, Blevin, Bork & Associates, independent public accountant ceased as they were dismissed. Lopez, Blevin, Bork & Associates' report dated April 5, 2004, on our consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years then ended, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

         In connection with the audit of our financial statements, and in the subsequent interim period, there were no disagreements with Lopez, Blevin, Bork & Associates on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Lopez, Blevin, Bork & Associates would have caused Lopez, Blevin, Bork & Associates to make reference to the matter in their report. We have requested Lopez, Blevin, Bork & Associates to furnish us a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated January 14, 2005 is filed as on our Form 8-K filed on January 21, 2005. Mintz & Partners LLP was engaged on January 14, 2005 as our principal accountant to audit our financial statements. The decision to change accountants was recommended by the Audit Committee of the Board of Directors of TelePlus and approved by the Board of Directors.

         During the years ended December 31, 2003 and 2002 and subsequent to January 14, 2005 through the date hereof, neither TelePlus nor anyone on our behalf consulted with Mintz & Partners LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor has Mintz & Partners LLP provided to us a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with our former accountant.


Transfer Agent

The transfer agent for our common stock is American Stock Transfer and Trust Company. Their address is 59 Maiden Lane, New York, New York 10038, and their telephone number is (718) 921-8206.

                                  LEGAL MATTERS

         The Law Offices of Burton, Bartlett & Glogovac will pass upon the validity of the shares of common stock offered hereby.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to TelePlus and the shares to which this prospectus relates. Copies of the registration statement and other information filed by TelePlus with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 100 F Street, NE, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as TelePlus which filed electronically with the SEC at the following Internet address:
(http:www.sec.gov).

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2004 and DECEMBER 31, 2003 (AUDITED)
----------------------------------------------------------------------------------------------------------------------------
Independent Auditor's Reports                                                                                           F-1
Balance Sheets for the Years Ended December 31, 2005                                                                    F-2
Statement of Operations for the Years Ended December 31, 2005 and December 31, 2004                                     F-3
Statement of Stockholders' Equity for the Years Ended December 31, 2005 and December 31, 2004                     F-4 - F-5
Statement of Cash Flows for the Years Ended December 31, 2005 and December 31, 2004                                     F-6
Notes to Financial Statements                                                                                    F-7 - F-20

REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Shareholders
Teleplus Enterprises, Inc.

We have audited the accompanying consolidated balance sheet of Teleplus Enterprises, Inc. as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the two years ended December 31, 2005 and December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board ( United States ). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Teleplus Enterprises, Inc. as of December 31, 2005, and the consolidated results of its operations and its cash flows for the two years ended December 31, 2005 and December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Toronto, Canada                                            Mintz & Partners LLP

April 13, 2006                                             Chartered Accountants

                           TELEPLUS ENTERPRISES, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005
                            (ALL NUMBERS ARE IN USD)

ASSETS

Current assets
  Cash                                                             $  2,604,915
  Trade Accounts  Receivables (note 2)                                1,389,698
  Accrued and other accounts receivable                                 156,029
  Income Taxes Receivable                                                31,130
  Prepaid expenses                                                      118,016
  Assets Held From Discontinued Operations (note 11)                  1,075,367
                                                                   ------------
    Total current assets                                              5,375,155

Property and equipment, net (note 3)                                    219,641
Goodwill                                                             17,778,185
Deferred Financing Fees                                               2,165,377
Deferred Income Taxes                                                    35,506
Deferred Connection Charges (note 14)                                    81,295
                                                                   ------------
  Total assets                                                       25,655,159
                                                                   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts Payable                                                      997,666
  Accrued Expenses                                                    2,074,256
  Accrued Acquisition Obligations (note 6)                            4,050,758
  Unearned Revenue                                                    1,265,479
  Liabilities Held From Discontinued Operations (note 11)             1,043,344
                                                                   ------------
    Total current liabilities                                         9,431,503

Convertible Debentures (note 9)                                       9,225,000

Accrued Acquisition Obligations (note 6)                              6,213,720

SHAREHOLDERS' EQUITY:
  Class A Preferred Stock , $.001 par value 10,000,000 shares
    Authorized, 2,000,000 issued and outstanding                          2,000
  Common Stock $.001 par value ,150,000 shares authorized,
    86,404,786 issued and outstanding                                    86,404
  Additional Paid in Capital                                          5,437,536
  Accumulated Deficit                                               (4,652,418)
  Accumulated Other Comprehensive Income                               (88,586)
                                                                   ------------
    Total Shareholders' Equity                                          784,936
                                                                   ------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 25,655,159
                                                                   ============

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                           TELEPLUS ENTERPRISES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            (ALL NUMBERS ARE IN USD)

                                                                                          Years Ended
                                                                                          December 31,
                                                                                  -----------------------------
                                                                                     2005              2004
                                                                                  ------------     ------------
                                                                                                     (note 11)
Net revenues                                                                      $  8,092,689     $         --

Cost of Revenues                                                                     5,409,705
                                                                                  ------------     ------------

Gross Margin                                                                         2,682,984               --

General, Administrative and Selling                                                  2,612,572          365,906
                                                                                  ------------     ------------

Income (loss) before interest, income taxes, depreciation and amortization and
  discontinued operations                                                               70,412         (365,906)

Depreciation of Property and Equipment                                                  91,917

Amortization of Deferred Finance Fees                                                  170,213           57,471

Interest Expense                                                                       406,737           48,207
                                                                                  ------------     ------------

Income (loss) before Income Taxes                                                     (598,455)        (471,584)

Income Taxes                                                                                --               --
                                                                                  ------------     ------------

Net  income (loss) from Continuing Operations                                         (598,455)        (471,584)

Net loss on Discontinued Operations (note 11)                                       (2,294,833)        (602,386)
                                                                                  ------------     ------------

Net Income (loss) for the Year                                                    $ (2,893,288)    $ (1,073,970)

Loss per share
From continuing operations                                                        $      (0.01)    $      (0.01)
From discontinued operations                                                             (0.03)           (0.01)
                                                                                  ------------     ------------
Net income (loss) per share                                                       $      (0.04)    $      (0.02)

Weighted average shares outstanding:                                                78,871,864       67,152,705
                                                                                  ============     ============

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                           TELEPLUS ENTERPRISES, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     Years Ended December 31, 2005 and 2004
                            (ALL NUMBERS ARE IN USD)

                                        Common Stock
                                        ------------
                                                                                                  Accumulated
                                                                 Additional                          Other
                                                                  Paid-In       Accumulated      Comprehensive
                                    Shares         Amount         Capital         Deficit           Income          Total
                                 -------------  -------------  -------------   -------------     -------------  ------------
Balance
  December 31, 2003                66,122,500        $66,123       $666,655       ($685,160)         $2,726         $50,344

Comprehensive loss:
  Net loss                                                                      ($1,073,970)                    ($1,073,970)
  Foreign currency
  translation                                                                                       ($2,298)        ($2,298)

Issuance of common
  stock in connection with
  acquisition of Smart Cell           465,000           $465       $329,685                                        $330,150

Issuance of common
  stock in connection with
  acquisition of Cellz                405,000           $405       $437,995                                        $438,400

Issuance of common
  stock in connection with
  conversion of convertible
  debentures, net                     512,181           $512       $102,378                                        $102,890

Issuance of common
  stock in connection with
  raising of Company
  financing, net                      551,125           $551       $183,899                                        $184,450

Issuance of common
  stock in connection with
  raising of debt and capital         342,098           $341       $193,050                                        $193,391

Issuance of common
  stock to directors                   20,000            $20                                                            $20

Issuance of common
  stock for cash, net                 500,000           $500       $325,226                                        $325,726

Cost of financing
  activities                                                      ($111,467)                                      ($111,467)

Balance,
  December 31, 2004                68,917,904        $68,917     $2,127,421     ($1,759,130)           $428        $437,636

Balance
  December 31, 2004                68,917,904        $68,917     $2,127,421     ($1,759,130)           $428        $437,636

Comprehensive loss:
  Net loss                                                                      ($2,893,288)                    ($2,893,288)
  Foreign currency
  translation                                                                                      ($89,014)       ($89,014)

Issuance of common
  stock in connection with
  acquisition of Telizon Inc
  and Freedom Phone Lines.          1,080,503          1,080        311,476                                        $312,556

Issuance of common
  stock in connection with
  acquisition of freedom
  phone lines                         964,706            965        327,035                                        $328,000

Issuance of common
  stock in connection with
  conversion of convertible
  debentures, net                   4,966,808          4,967        450,384                                        $455,351

Issuance of common
  stock in connection with
  raising of Company
  financing, net                    9,750,865          9,751      2,201,755                                      $2,211,507

Issuance of common
  stock to directors                  250,000            250         74,250                                         $74,500

Issuance of common stock
  To settle a lawsuit                  50,000             50         10,950                                         $11,000

Issuance of common stock
  in connection with employee
  compensation                        424,000            424        101,336                                        $101,760

Cost of financing
  Activities                                                       (167,071)                                       (167,071)

Balance,
  December 31, 2005                86,404,786         86,404      5,437,536     $(4,652,418)       $(88,586)       $784,936

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                           TELEPLUS ENTERPRISES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (ALL NUMBERS ARE IN USD)

                                                                                                   Years Ended
                                                                                                   December 31,
                                                                                           ---------------------------
                                                                                               2005            2004
                                                                                           -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) From Continuing Operations                                             $  (598,455)    $  (471,584)
  Adjustments to reconcile net loss to cash provided by (used in) operating activities:
    Depreciation and amortization                                                               91,917               0
    Issuance of Common Shares for Compensation                                                 158,517
    Amortization of Intangible Assets                                                          170,213          57,471
    Changes in assets and liabilities:
      Accounts Receivable                                                                     (251,367)        (30,000)
      Accrued Receivables                                                                       45,298               0
      Income Tax Receivables                                                                   (10,791)
      Inventory                                                                                  8,390          (8,390)
      Prepaid expenses                                                                         100,921        (173,113)
      Accounts payable                                                                         111,310               0
      Accrued expenses                                                                         (49,130)        199,005
      Deferred Revenue                                                                         160,229               0
                                                                                           -----------     -----------
        CASH FLOWS (USED IN) OPERATING ACTIVITIES                                          $   (62,948)    $  (426,611)
                                                                                           ===========     ===========

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of business                                                                   (6,516,678)       (170,839)
  Acquisition of property and equipment                                                       (126,485)        (43,915)
  Deferred Connection Charges                                                                  (71,489)             --
                                                                                           -----------     -----------
        CASH FLOWS ( USED IN) INVESTING ACTIVITIES                                         $(6,714,852)    $  (214,754)
                                                                                           ===========     ===========

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock, net                                                  160,658
  Payments of debts and financing, net                                                        (535,000)             --
  Proceeds from raising of debt and financing, net                                             750,000       1,577,973
  Proceeds from issuance of convertible debentures, net                                      7,399,731         692,388
                                                                                           -----------     -----------
        CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                        $ 7,614,731     $ 2,431,019
                                                                                           ===========     ===========

Effect of Exchange Rate Changes on Cash                                                        (38,462)         (2,299)

NET INCREASE (DECREASE) IN CASH
  Cash provided by (used in) Continuing Operations                                             798,469       1,789,654
  Cash acquired from acquisitions                                                            1,517,822               0
  Cash provided by (used in) discontinued operations                                           184,820      (1,504,846)
  Cash held by discontinued operations                                                        (279,509)              0
  Cash, beginning of period                                                                    383,313         100,804
                                                                                           -----------     -----------
  Cash, end of period From  Continuing Operations                                          $ 2,604,915     $   383,313
                                                                                           ===========     ===========

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                           TELEPLUS ENTERPRISES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

Nature of business. The Company is a vertically integrated provider of wireless and landline products and services across North America. The Company's retail division - TelePlus Retail Services - owns and operates a national chain of TelePlus branded stores in major shopping malls, selling a comprehensive line of wireless and portable communication devices. TelePlus Wireless, Corp. operates a virtual wireless network selling cellular network access to distributors in the United States. TelePlus Connect, Corp. is a reseller of landline and long distance services including internet services. Teleplus was incorporated in Nevada in January 1999.

In October 2003, Visioneer Holdings Group, Inc. ("Visioneer"), subscribed to 18,050,000 and its partners to 4,512,500 newly issued shares of Herbalorganics.com, Inc. ("Herbalorganics") and on that same date Visioneer acquired 23,750,000 shares of Herbalorganics. As a result of the transactions, Visioneer acquired control of Herbalorganics. In connection with the transactions Herbalorganics changed its name to Teleplus Enterprises, Inc. ("Teleplus"). After the above transactions, there were 65,312,500 shares of common stock outstanding. Herbalorganics retained 19,000,000 shares of common stock.

In October 2003, Teleplus formed a wholly owned subsidiary Teleplus Retail Services, Inc. ("Retail"), a Quebec, Canada Corporation. Retail acquired certain assets and assumed certain liabilities from 3577996 Canada, Inc. 3577996 Canada, Inc. is controlled by the shareholders of Visioneer.

For accounting purposes, this transaction was treated as an acquisition of Herbalorganics and a recapitalization of 3577996 Canada, Inc. 3577996 Canada, Inc. is the accounting acquirer and the results of its operations carryover. Accordingly, the operations of Herbalorganics were not carried over and were adjusted to $0. In connection with the reverse merger, 3577996 Canada, Inc. acquired $11,327 in cash and assumed $700 in liabilities.

As shown in the accompanying financial statements, the company has a working capital deficit from Continuing operations of $4,088,371 because accrued acquisition obligations of $ 4,050,758 have been classified as current liabilities. The Company has the right to force the exercise of warrants issued with the new Securities Purchase Agreement entered into on December 13, 2005.

The agreement states that the Company can force the exercise of warrants if the Company maintains specific levels of the stock prices and trading volume for a period of ten consecutive days. Should all warrants be exercised the total consideration available to the Company is approximately $ 9,350,000.

In addition approximately $ 3,420,000 of the accrued acquisition obligations must be settled by cash flow generated by operations from the year ended December 2006 and $ 359,000 of the accrued obligations will be settled by the issuance of Common stock.

Principles of Consolidation

The consolidated financial statements include the accounts of Teleplus' wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Discontinued Operations

The Company has followed SFAS 144. Accounting for the impairment or disposal of Long - Lived Assets accordingly recognized as discontinued operation. the results from the retail division being abandoned.

The Company has also written down the assets relating to the retail division to their fair values.

Cash and Cash Equivalents

Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less.

Inventories

Inventories consist of wireless and telephony products and related accessories and are stated at the lower of cost, determined by average cost method, or market.

Long-Lived Assets

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of machinery and equipment (three to seven years). The majority of Teleplus' long-lived assets are located in Canada. Teleplus performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Acquisitions and Business Combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets in the accompanying consolidated balance sheets.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company's assessment of the general financial conditions affecting its customer base. If the Company's actual collections experience changes, revisions to the allowance may be required.

Intangibles, Goodwill and Other Assets

The Company regularly reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant negative industry or economic trends. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgments is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

The Company adopted SFAS No 142,"Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

Revenue Recognition

The Company's revenue is also generated from the sale of wireless, telephony products and accessories to end users. Teleplus recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company's recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, Teleplus provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company receives co-operative advertising revenue from the telephone suppliers based on certain requirements to spend the available co-op advertising allotment.. Any amount received under their program is deducted from advertising expense.

The Company's suppliers generally warrant the products distributed by Teleplus and allow returns of defective products, including those that have been returned to Teleplus by its customers. Teleplus does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

Teleplus also recognizes revenue through the resale of residential and commercial telephone lines. The resale of long-distance revenues are recorded at the time of customer usage based upon minutes of use. Basic monthly charges for business and residential customers are billed in advance is recorded as unearned revenue and recognized when the customer receives the service,

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Teleplus records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Foreign Currency Translation

The Canadian dollar is the functional currency of the Company. Transactions in foreign currency are translated at rates of exchange rates ruling at the transaction date. Monetary assets and liabilities denominated in foreign currencies are retranslated at rates ruling at the balance sheet date. The resulting translation adjustment is recorded as a separate component of comprehensive income within stockholders' equity.

Deferred Connection Charges

Deferred connection charges are costs incurred in setting up new commercial telephone lines for customers. The Company amortizes deferred connection charges over five years. The determination of the length of time being amortized is based on the average life that the customer are provided services by the Company. As at December 31, 2005 the cost being deferred by the Company is $ 81,295.

Basic and Diluted Net Income (loss) per Share

Net income (loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period. Diluted net income per share includes the potentially diluted effect of outstanding common stock options and warrants which are convertible to common shares. Diluted net loss per share will not been provided when the effect would be anti - dilutive.

Fair Value of Financial Instruments

The recorded amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and accrued acquisition obligations approximate their respective fair values because of the short maturity of those instruments and the variable nature of any underlying interest rates. The rates of fixed obligations approximate the rates of the variable obligations. Therefore, the fair value of convertible debentures has been estimated to be approximately equal to their carrying value.

Concentrations of Credit Risk

Financial instruments which potentially subject Teleplus to concentrations of credit risk consist primarily of cash, cash equivalents, and trade accounts receivable. Teleplus maintains its cash and cash equivalents with high quality financial institutions as determined by Teleplus' management. To reduce risk of trade accounts receivable, ongoing credit evaluations of customers' financial condition are performed, guarantees or other collateral may be required and Teleplus maintains a broad customer base.

Deferred Financing Fees

Deferred financing fees represents fees paid in connection with the issue of a convertible debentures. that runs for a period of 36 months. The deferred financing fees will be amortized over the terms of the respective debt. The Company incurred $170,212 in amortization expense for the year ended December 31, 2005.

Comprehensive Income

The Company has adopted "Statement of Financials Accounting Standards No. 130", Reporting Comprehensive Income. Comprehensive income is comprised of foreign currency translation adjustments

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standard Boards ("FASB") issued Statements No. 123 (R), Share-Based Payments which will require compensation costs related to share based payment transactions to be recognized in the financial statements. As permitted by the predecessor Statement No. 123, we do not recognize compensation expense with respect to stock options we have issued because the option price was no greater than the market price at the time the option was issued. Statement 123(R) will be effective for us in our fiscal quarter beginning January 1, 2006. We have not completed an evaluation of the impact of Adopting Statements 123 (R).

In November 2004, the FASB ratified the Emerging Issues Task Force ("EITF") consensus on Issue 03 -13, "Applying the Conditions in Paragraph 42 of FASB STATEMENT NO 144, "Accounting for the impairment or Disposal of Long-Lived ASSETS," in Determining Whether to Report Discontinued Operations, which is effective for us at the beginning of fiscal 2005. The adoption of the new pronouncements will not have a material impact on our financial position or results of operations.

In November 2004, the FASB issued Statement No. 151 Inventory costs, an amendment of ARB No. 43, Chapter 4 , to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges , and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. Statement No. 151 will be effective for our fiscal year beginning January 1, 2006, and its adoption will not have a material impact on our financial position or Results of operations.

In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" ("SFAS No. 154") which supersedes APB Opinion No. 20, "Accounting Changes" and SFAS No 3 "Reporting Accounting Changes in Interim Financial Statements". SFAS No. 154 changes the requirements for accounting for and reporting of changes in accounting principle. The statement requires the retroactive application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period specific effects or the cumulative effects of the change. SFAS No. 154 does not change the guidance for reporting the correction of an error in previously issued financial

Statements or the change in accounting estimate .SFAS No. 154 is effective for accounting changes and Corrections of errors made in fiscal years beginning after December 15, 2005. The company does not believe SFAS No. 154 will have a significant impact on its consolidated financial position or results of operations.

NOTE 2 - TRADE ACCOUNTS RECEIVABLE

The Company's trade accounts receivable are shown net of allowance for doubtful accounts of as at December 31, 2005 as follows:

               Accounts receivable                                  $ 1,448,827
               Less: Allowance for doubtful accounts                     59,129
                                                                    -----------
                                                                    $ 1,389,698
                                                                    ===========

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Teleplus' customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property and equipment, at December 31, 2005 are as follows:

               Equipment                                              $ 183,174
               Furniture and fixtures                                    92,504
               Business software                                        153,414
               Computer Hardware                                        299,687
               Leasehold improvements                                    25,653
                                                                      ----------
                                                                        754,432

               Less: accumulated depreciation and amortization         (534,791)
                                                                      ----------
                                                                      $  219,641
                                                                      ==========


Depreciation and amortization expense was $ 91,917 and $267,300 for 2005 and 2004, respectively. It should be noted that the depreciation from 2004 was solely from the discontinued operation.

NOTE 4 - ACQUISITIONS

In April 2005 The Company purchased 100% of the issued and outstanding shares of 1523813 Ontario Limited (Freedom Phone Lines), an Ontario based company.

 The total purchase price was $ 910,010. The allocation to the assets acquired and liabilities assumed was as follows:

               Cash                                                   $ 185,194
               Accounts Receivables                                   $  74,497
               Fixed Assets ( net)                                    $  21,640
               Goodwill                                               $ 893,212
               Accounts payable                                       $(146,540)
               Deferred Revenue                                       $ (45,503)
               Accrued Liabilities                                    $ (72,490)
                                                                      ---------

               Net assets acquired at fair value                      $ 910,010

               Total Consideration:
               964,706 Common shares                                  $ 328,000
               Cash                                                   $ 582,010
                                                                      ---------
                                                                      $ 910,010

Goodwill of $894,000 represents the excess of the purchase price over the carrying value of the net tangible assets acquired and is not deductible for tax purposes.. A formal valuation of the purchase price will be completed after year end to determine if any other allocation to intangible asset other than goodwill is necessary. Goodwill will not be amortized and will be tested for impairment , at least annually

The results of operations of Freedom Phone Lines Inc have been included in The Company's consolidated statements of operations since the completion of the acquisition in April 2005.

In June 2005 The Company purchased 100% of the issued and outstanding shares of Avenue Reconnect Inc., an Ontario based company.

The total purchase price was $ 641,285. The allocation to the assets acquired and liabilities assumed based on the established fair market value was estimated as follows.

               Cash                                                    $  7,784
               Accounts Receivable                                     $ 13,546
               Other Assets                                            $ 15,936
               Fixed Assets ( net)                                     $ 18,868
               Goodwill                                                $616,698
               Accounts Payable                                        $(31,547)
                                                                       --------

               Net assets acquired at fair value                       $641,285

               Total Consideration:
               Cash (of which $ 118,246 is payable
                 as at December 31, 2005)                              $641,285

Goodwill of $616,698 represents the excess of the purchase price over the carrying value of the net tangible assets acquired and is not deductible for tax purposes.. A formal valuation of the of the purchase price will be completed after year end to determine if any allocation to intangible assets other than goodwill is necessary. Goodwill will not be amortized and will be tested for impairment , at least annually.

The results of operations of Avenue Reconnect Inc have been included in The Company's consolidated statements of operations since the completion of the acquisition in June 2005.

In July 2005 the Company purchased 100% of the issued and outstanding shares of Telizon Inc and 1500536 Ontario Inc (One Bill) , Ontario based Companies.

The total purchase price was $ 9,391,322. The allocation to the assets acquired and liabilities was estimated as follows:

               Cash                                                  $  617,844
               Accounts Receivables                                  $1,262,285
               Prepaid Assets                                        $   41,285
               Fixed Assets (Net)                                    $  108,798
               Deferred Taxes                                        $   33,796
               Goodwill                                              $8,979,284
               Accounts Payable                                      $ (669,198)
               Accrued Liabilities                                   $ (629,045)
               Unearned Income                                       $ (353,727)
                                                                     ----------

               Net assets acquired at fair value                     $9,391,322

               Total Consideration:
               Cash (of which $ 4.980,000 is
                 Payable after December 2005)                        $9,391,322

Goodwill of $8,979,284 represents the excess of the purchase price over the carrying value of the net tangible assets acquired and is not deductible for tax purposes. A formal valuation of the purchase price will be completed after year end to determine if any allocation of the purchase price to intangible assets other than goodwill is necessary. Goodwill will not be amortized and will be tested for impairment.

The results of operations of Telizon Inc and One Bill Inc have been included in The Company's consolidated statements of operations since the completion of the acquisition in July 2005.

In connection with the above acquisitions, the Company has agreed to additional consideration of up to $17,839,000 payable on an earn out basis based on the achievements of specific operating benchmarks during 48 months period following the acquisitions.

An additional amount of $5,086,674 has been allocated to goodwill as at December 31, 2005 based on the achievements of Freedom Phone Lines, Avenue Reconnect and Telizon Inc and One Bill Inc reaching specific benchmarks up to December 31, 2005.

A formal valuation of the acquisitions will be evaluated after year end to determine the maximum that may be added to goodwill based on the future payout on the achievements of Freedom Phone Lines , Avenue Reconnect, Telizon Inc, and One Bill Inc reaching specific benchmarks over the next 48 months.

On December 29, 2005 the Company acquired certain assets of Liberty Wireless a division of Star Number, Inc. The estimated purchase price was $1,918,346 which comprised payments for assets and obligations to provide service to customers that had paid for such service.

The allocation to the assets acquired and liabilities assumed was estimated as follows:

               Prepaid deposits                                     $   707,000
               Unearned Income                                         (707,000)
               Goodwill                                               1,918,346
                                                                      ---------
               Net assets acquired at fair value                    $ 1,918,346

               Total consideration :
               Cash payable on closing                              $ 1,418,346
               Cash payable within one year                             500,000
                                                                      ---------
                                                                    $ 1,918,346

Goodwill of $1,918,346 represents the excess of the purchase price over the carrying value of the net tangible assets acquired and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment, at least annually. A formal valuation of the purchase price will be done after year end to determine if any allocation of the purchase price to intangible assets other than goodwill is necessary.

The company paid $553,000 in January 2006 as part of the total purchase price in connection with the acquisition.

Since the effective date of the purchase was December 29, 2005 there was no impact on the results of operations for the year ended December 31, 2005. Results for the periods prior to the acquisition were material to Teleplus and accordingly pro forma results were filed prior to the release of the financial statements for the year ended December 31, 2005.

NOTE 5 - INCOME TAXES

Deferred income taxes consist of the following at December 31:

                                                       2005              2004
                                                   -----------       -----------
Short-term:
  Deferred tax assets                              $        --       $        --

Long-term:
  Deferred Tax Assets                              $ 1,235,506
  Valuation Allowance                               (1,200,000)               --
                                                   -----------       -----------
                                                   $    35,506       $        --
                                                   ===========       ===========

The  Company  has  net  operating   losses   carry-forwards   of   approximately
$(3,290,000) which will expire between years 2010 to 2025.

Reconciliations between the statutory federal income tax rate and the Company's effective income tax rate were as follows:

               Year  Ended  December 31,                       2005
               Effective income tax rate                        36%

The total provision for income tax differs from the amount which would be computed by applying the United States income tax rate to income (loss ) before provision for income taxes. The reason for These differences are as follows:

               Year Ended December 31,                      2005

               Expected income tax provision             (1,041,000)
               Losses on Discontinued
               Operations                                   379,000
               Other Timing Differences                          --
               Use of loss not provided for                 662,000
                                                         ----------
               Current income tax provision                      --

NOTE 6 - ACCRUED ACQUISITON OBLIGATIONS

Included in the accrued acquisition obligations is an amount of $4,596,102 payable on an earn-out basis from 2006 operations based on the achievement of specific benchmarks by Freedom Phone Lines Inc., Avenue Reconnect Inc, Telizon Inc, and One Bill Inc as at December 31, 2005. The amount of $526,650 has been included in current liabilities as at December 31, 2005. An amount of $490,572 was paid from accrued acquisition obligations as at December 31, 2005. There is an interest rate of 6% on the outstanding balance payable.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company paid management fees of $174,409 and $76,335 of an amount of consideration established and agreed to by both parties, to an entity owned by the majority shareholder for 2005 and 2004, respectively.

During the year ended December 31, 2005 the Company issued 2,000,000 Class A Preferred stock

As a bonus for services rendered to an entity owned by the majority shareholder.

NOTE 8 - COMMON STOCK

The following shares were issued by the company during the year 2005:

The Company issued 4,966,808 common stock in connection with the conversion of convertible debentures.

The Company issued 9,750,865 common stock in connection with the raising of Company financing.

The Company issued 250,000 common stock to directors of the company.

The Company issued 964,706 common stock in connection with the acquisition of Freedom Phone Lines.

The Company issued 50,000 common stock in connection with the settlement of a lawsuit.

The  Company   issued   424,000   common  stock  in  connection   with  employee
compensation.

The Company issued 1,080,503 in connection with the acquisition of Telizon Inc and Freedom Phone Lines.

In addition to the common stock the Company also issued 2,000,000 shares of Class A Preferred shares.

The Class A Preferred shares entitle the holders to 10 votes each, are not convertible into shares of any other class or series of stock of the Company , are non participating and no dividends can be declared there on.

STOCK OPTIONS

Pursuant to the company's stock option plan for employees, the Company granted 7,635,000 stock options in 2004 and 3,917,500 stock options in 2005.

Options granted are being accounted for under Accounting Principles Board Opinion No 25 (APB Opinion No. 25), Accounting for stock Issued to Employees. All options have been granted at a price equal to or greater that the fair value of the Company's common stock at the date of the grant.

Had compensation cost for the employee and non - employee director stock options been determined based on the fair value at the grant date for awards in 2004 and 2005, consistent with the provisions of SFAS No. 123, our net loss per share would have been increased to the pro forma amounts below.

                                                                      2005
                                                                  ------------
               As reported
               Net income(loss)                                   $ (2,893,288)

               Pro Forma
               Compensation expense                                   (163,000)

               Pro forma:
               Net income (loss)                                  $ (3,056,288)
                                                                  ------------

               Net income (loss) per share as reported            $      (0.04)
               Pro forma compensation expense per share                  (0.00)
                                                                  ------------
               Pro forma earnings (loss) per share                $      (0.04)

The fair value of each option grant is estimated on the date of grant using the Black - Scholes option - pricing model. The following weighted average assumptions were used in the model:

                                                                    2005
                                                                   ------
               Dividend yield                                          0%
               EXPECTED volatility                                    47%
               Risk free interest rates                              3.5%
               Expected lives (years)                                  3

Options outstanding at December 31, 2005 are summarized as follows:

      Number       Price        Year of Issued      Vesting Period       Term
   ---------       -----        --------------      --------------       -------
   1,640,000         .36        2004                Immediately          3 years
     225,000         .36        2004                1 Year               3 years
   2,180,000         .38        2004                Immediately          3 years
      40,000         .40        2004                1 Year               3 years
     200,000         .38        2004                2 Years              3 years
      50,000         .45        2004                2 Years              3 years
   2,500,000         .40        2004                2 Years              3 years
     400,000         .40        2004                3 Years              3 years
     200,000         .45        2004                4 Years              3 years
     200,000         .50        2004                5 Years              3 years
     932,500         .21        2005                Current year         3 years
     100,000         .21        2005                Current year         3 years
   1,015,000         .22        2005                Current year         3 years
      75,000         .22        2005                1 year               3 years
   1,270,000         .23        2005                1 year               3 years
      25,000         .24        2005                1 year               3 years
     100,000         .22        2005                2 years              3 years
     100,000         .23        2005                2 years              3 years
     100,000         .23        2005                3 years              3 years
     100,000         .24        2005                4 years              3 years
     100,000         .25        2005                5 years              3 years

WARRANTS

In connection with Company Financing the Company issued the following warrants :

9,000,000 shares of the Company's Common Stock for a period of three years at an exercise price per share equal to $0.25

4,000,000 shares of the Company's Common Stock for a period of three years at an exercise price per share equal to $0.20.

10,000,000 shares of the Company's Common Stock for a period of three years at an exercise price per share equal to $0.38

10,000,000 shares of the Company's Common Stock for a period of three years at an exercise price per share equal to $0.25

Should all exercisable warrants as of December 31, 2005 be exercised , the total additional consideration available to the Company is approximately $ 9,350,000. A maximum of 33,000,000 common stock would be issued for these warrants.

NOTE 9 - COMPANY FINANCING

On July 12, 2004, The Company secured a $11,000,000 financing commitment from Cornell Capital Partners LP. The terms of the transaction call for The Company to receive initial funding in the amount of $1,000,000 payable in three (3) installments: $ 450,000 payable on closing, $400,000 payable upon filing of a registration statement and the balance of $150,000 payable upon the registration statement becoming effective. As part of the transaction the Company also secured $10,000,000 under a Standby Equity Agreement. The Company could draw the funds under the Standby Equity Agreement over a 24 month period based on The Company's funding requirements subject to an effective registration with the SEC which became effective Oct 1st 2004. The proceeds were used to finance existing and future acquisitions, capital expenditures, increases in inventory and for general working purposes. Agreements pertaining to the financial arrangements were filed. In connection with the Standby Equity Agreement, TelePlus issued 258,098 shares of common stock as financing costs.

The convertible debentures of $450,000,$400,000 and $150,000 were secured by all of the assets and property of the Company, bear interest at 5% per annum and are repayable on their third year anniversary dates of July 2, 2007, September 1, 2007 and October 1, 2007 respectively. The Company had the option of converting the principal amounts and all accrued interest before their third year anniversary dates. As at December 31, 2005 $1,000,000 of the convertible debentures has been converted into common shares.

The Company received $8,125,000 under three promissory notes. The first promissory note was received in the last quarter of 2004. in the amount of $2,000,000 . A second promissory note was received in the first quarter of 2005 in the amount of $750,000. As at December 31, 2005 the original amounts of $2,750,00 had been repaid A third promissory note of $5,850,000 that was received in July 2005 was issued in secured convertible debentures as part of an new financing agreement on December 13, 2005.

On  December  13,  2005  Teleplus  entered  into a certain  Securities  Purchase
Agreement ("SPA") with Cornell Capital Partners, LP Pursuant to which the company issued to Cornell Nine Million Dollars Two Hundred and Twenty Five Thousand ($9,225,000) in secured convertible debentures of even date with the SPA. The Debentures are convertible in whole or in part, at any time and from time to time before maturity at the option of the holder at the lesser of $0.275 or ninety-five percent (95%) of the lowest volume weighted price of common stock for thirty trading days immediately preceding the conversion date.

The Debentures have a term of three (3) years, piggy-back registration rights and accrue interest at a rate equal to ten percent (10%) per year. The Debentures are secured by certain pledged assets of the Company. In connection with the Debentures the company issued 1,250,000 shares of common stock as financing costs. As at December 31, 2005 the balance outstanding in Convertible Debentures was $9,225,000.

In connection with the SPA the Company also issued Cornell a warrant to purchase 33,000,000 shares of the Company's common stock.

NOTE 10 - CONSOLIDATED STATEMENT OF CASH FLOWS

Non cash financing and investing activities during 2005 were as follows:

The Company issued 4,966,808 common shares upon the conversion of debentures having face value of values of $ 800,000.

The Company issued 9,750,865 common shares in connection with the raising of Company financing valued at $ 2,284,791.

The Company issued 250,000 common shares to directors valued at $74,500.

The Company issued 964,706 common shares in connection with the acquisition of Freedom Phone Lines valued at $328,000.

The Company issued 50,000 common shares in connection with the settlement of a lawsuit valued at $11,000.

The Company issued 1,080,503 common shares in connection with the acquisition of Telizon Inc and Freedom Phone Lines valued at $312,556.

The  Company  issued   424,000   common  shares  in  connection   with  employee
compensation valued at $101,760.

The Company issued 2,000,000 Preferred A shares in connection with consulting fees paid having a face value of $2,000.

NOTE 11 - DISCONTINUED OPERATIONS

On January 13th, 2006, Teleplus Retail Services, Inc. ("Retail"), a Canadian subsidiary of the Company, filed in Canada a Notice of Intention to Make a proposal under the Bankruptcy and Insolvency Act (Canada) (the "Act") as a first step toward the divestiture by the Company of its unprofitable retail division. The Company elected not to have retail make a proposal under the Act and discontinued its operations as of February 12, 2006. The Company has also determined that it will have no continuing involvement in retail operations going forward and that the retail operations will no longer constitute a segment of the overall business operations of the Company in the year ended December 31, 2006. Therefore, the Company reclassified as discontinued operations the operating results of this division.

The comparative operating are also classified to reflect the operating results of the discontinued operations separately in the comparative period.

                             STATEMENT OF OPERATIONS
                                 RETAIL DIVISION

                                                           YEARS ENDED
                                                           DECEMBER 31,
                                                 ------------------------------
                                                     2004              2005
                                                 ------------      ------------

Net Revenues                                     $ 11,043,352      $ 12,180,501
                                                 ------------      ------------

Cost of Revenues                                    8,234,701         8,882,478
General, Administraitve and Selling                 4,326,341         3,609,412
Depreciation of Property and Equipment                347,401           267,300
Interest Expense                                       17,509            23,697
Write Down of Assets and Liabilities                 (709,080)               --
Write Down of Goodwill                              1,121,313                --
                                                 ------------      ------------

Loss before Income Taxes                           (2,294,833)         (602,386)

Income Taxes                                               --                --
                                                 ------------      ------------

Net Loss on Discontinued Operations              $ (2,294,833)     $   (602,386)
                                                 ------------      ------------

The Company will have available loss carry forwards from the remaining business entities of the retail division that have not declared bankruptcy. The intention is to apply these losses against future profits from its remaining business operations

                         SUMMARY OF NET ASSETS REMAINING
                                 RETAIL DIVISION

               ASSETS
               Cash                                     $   279,659
               Accounts Receivable                          596,758
               Inventory                                    195,882
               Prepaid Expenses                               3,068
                                                        -----------
                                                          1,075,367
                                                        -----------

               LIABILITIES
               Accounts Payable                         $   851,897
               Accrued Liabilities                          191,447
                                                        -----------
                                                          1,043,344
                                                        -----------

               Net Assets Remaining                     $    32,023
                                                        -----------

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The following proceedings have been instigated against the Company. The Company does not believe that the following legal proceedings would have a materially adverse impact on the Company's business or its results of operations, nevertheless such proceedings are disclosed.

Proposed Tax Assessment. Teleplus is involved in proceedings with the Minister of Revenue of Quebec ("MRQ"). The MRQ has proposed an assessment for the Goods and Services Tax ("GST") and Quebec Sales Tax ("QST"), of approximately
$474,000CDN and penalties of approximately $168,000CDN. The proposed tax assessment is for $322,000CDN for QST and $320,000CDN for GST. Teleplus has made an initial payment of $80,500 towards the proposed tax assessment as of December 31, 2005. Teleplus believes that certain deductions initially disallowed by the MRQ for the QST are deductible and is in the process of compiling the deductions to present to the MRQ. Teleplus also believes that export sales to the United States of America are exempt from the GST. In accordance with SFAS No. 5, "Accounting for Contingencies," Teleplus makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No provision for this matter has been accrued. Teleplus reviews these provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Dealing with taxing authorities is inherently unpredictable. However, Teleplus believes that it has valid defenses with respect to the proposed tax assessment pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Wrongful Dismissal. A former employee of TelePlus retail Services, Inc., a subsidiary of the Company, has instigated a claim in Quebec Superior Court in the amount of $90,000CDN against the Company for wrongful dismissal. The company doesn't believe the claim to be founded and intends to vigorously contest such claim. The parties are at discovery stages.

Wrongful Dismissal. There is a claim from three individuals in British Columbia for an amount of about $ 147,000 and the issuance of 510,000 shares for which a letter of demand has been served on the Company. The Company doesn't believe the claim to be founded and intends to vigorously contest such claim. No court proceedings have been instituted and we are presently in discussion with the aforementioned individuals.

Consulting Fee. On April 13, 2005, a lawsuit was filed in the United States District Court, District of New Jersey (Newark) (Case No. 05-2058) by Howard Salamon d /b /a "Salamon Brothers" (as the plaintiff) against Teleplus. This matter arises out of an alleged agreement between the plaintiff and Teleplus. The plaintiff is seeking specific performance of the alleged agreement, money damages and a declaratory judgment for the payment of a commission allegedly due to the plaintiff in an amount equal to 10% of all funds received by the Company from Cornell Capital. Teleplus has filed a counterclaim against the plaintiff seeking rescission of the alleged agreement and a refund of $100,000 paid by Teleplus to the plaintiff. Teleplus believes that this lawsuit is without any merit, that the plaintiff's claims are unfounded and that Teleplus has good defenses against the claims asserted by the plaintiff. Teleplus also believes that it has good claims for the rescission of the agreement and for the refund of the amount paid to the plaintiff. Teleplus intends to contest and defend against the plaintiff's claims. The foregoing notwithstanding, total liability to Teleplus, if it loses this lawsuit, could reach a maximum of 10% of all funds received by the Company from Cornell Capital.

Consulting Fee. On November 30, 2005, a lawsuit was filed in the Superior Court, State of California, County of San Diego (Case No. GIC 857605) by Business Consulting Group Unlimited (also known as BCGU) against Teleplus. The suit arises out of an agreement between BCGU and Teleplus. BCGU has alleged that Teleplus is in breach of the agreement and is seeking damages from Teleplus for certain tranches of compensation it allegedly earned and was to receive under the agreement. The compensation allegedly earned consists of $45,000 in cash, 560,000 shares of Teleplus restricted common stock, the right to exercise the rights under certain warrants to purchase shares of Teleplus common stock at $.65 per share and the right to exercise the rights under certain warrants to purchase shares of Teleplus common stock at $1.00 per share. Teleplus filed a counterclaim against BCGU for breach of the agreement for failing to properly and fully perform the services BCGU undertook to perform under the agreement. Teleplus is seeking a declaratory judgment that BCGU has breached the agreement and the return of cash and stock payment it has already made to BCGU. Teleplus believes that this lawsuit is without any merit, that BCGU's claims are unfounded and that Teleplus has good defenses against the claims asserted by BCGU. Teleplus also believes that it has good claims for breach of the agreement by BCGU and for a refund of the amount paid to BCGU.

Teleplus intends to vigorously defend all the lawsuits and claims against it. However, Teleplus cannot predict the outcome of these lawsuits and claims. An adverse resolution of the proposed tax assessment or the Salamon Brothers consulting fee could have a material adverse effect on our business, financial condition and results of operations.

The company has instigated the following claim against Wal-Mart Canada, corp.:

Wal-Mart Canada, Corp. The Company's subsidiary, TelePlus Management, has instigated September 23rd, 2004 in the Ontario Superior Court of Justice a USD$5.0 million claim against Wal-Mart Canada Corp. for breach of agreement. Parties are at discovery stages.

Operating Leases

Teleplus has several non-cancelable operating leases, primarily for office space and storage that expire through December 31, 2009. These leases require Teleplus to pay all operating costs such as maintenance and insurance. Rental expense for the operating leases for the years ended December 31, 2005 and 2004 was $176,801 and $1,018,007 respectively. The amounts for 2004 include amounts paid for the discontinued operation.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2005 are:

December 31,                                                             Amount
                                                                        --------
2006                                                                    $176,800
2007                                                                     176,800
2008                                                                      79,390
2009                                                                      79,390
                                                                        --------
                                                                        $512,380
                                                                        ========

NOTE 13 - PROFORMA INFORMATION -

The Company's historical statements of operations include the results of Freedom Phone Lines, Avenue Reconnect Inc., Telizon Inc. and One Bill Inc. subsequent to the acquisition dates of April 2005, June 2005, and July 2005 respectively. The following information for the year ended December 31, 2005 presents the consolidated results of the Company as if the acquisitions of Freedom Phone lines, Avenue Reconnect Inc., and Telizon Inc and One bill Inc had occurred at the beginning of 2005. This unaudited pro forma information for the year ended December 31, 2005 is not intended to be indicative of future operating results.

                                                                       2005
                                                                   ------------
Revenues                                                           $ 15,089,791
Net Income (Loss) From Continuing  Operations                      $    453,726
Net Income (Loss) From Discontinuing Operations                    $ (2,294,833)
                                                                   ------------
Net Income (Loss)                                                  $ (1,841,107)

Income (Loss) per share :
Basic Income (loss) per share                                      $      (0.02)

NOTE 14  - DEFERRED CONNECTION CHARGES

               Gross carrying amount                               $ 435,394
               Accumulated amortization                             (354,099)
                                                                   ---------
                                                                      81,295

Amortization expense for the year ended December 31, 2005 was $ 14,546.

NOTE 15- SUBSEQUENT EVENT

In January 2006 the company paid $ 553,000 in cash as part of the total purchase price in connection with the Acquisition of Liberty Wireless.

On January 13, 2006. Teleplus Retail Services, Inc. ("Retail"), a Canadian subsidiary of the Company, filed in Canada a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency ACT (Canada) ("the Act") as a first step toward the divestiture by the Company of its unprofitable retail division. The Company elected not to have Retail make a Proposal and, as a result, Retail was deemed to have made an assignment of its assets to its creditors under the Act and discontinued its operations as of February 12, 2006. The Company has also determined that it will have no continuing involvement in retail operations going forward and that retail operations will no longer constitute a segment of the overall business operations of the Company in the year ending December 31, 2006.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about TelePlus Enterprises, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This  prospectus  does not constitute an offer to sell, or                       ----------------------
a solicitation of an offer to buy any securities:
                                                                                       PROSPECTUS
     |_| except   the   common   stock   offered  by  this
         prospectus;                                                             ---------------------

     |_| in  any   jurisdiction  in  which  the  offer  or
         solicitation is not authorized;

     |_| in any  jurisdiction  where  the  dealer or other                 269,227,027 Shares of Common Stock
         salesperson  is not  qualified  to make the offer
         or solicitation;

     |_| to any person to whom it is  unlawful to make the                     TELEPLUS ENTERPRISES, INC.
         offer or solicitation; or

     |_| to  any  person  who  is  not  a  United   States
         resident  or who is outside the  jurisdiction  of
         the United States.
                                                                                     April __, 2006
The delivery of this prospectus or any accompanying sale does not imply that:

     |_| there have been no changes in the affairs of TelePlus after the date of this prospectus; or

     |_| the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2006 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of TelePlus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of TelePlus pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

         Securities and Exchange Commission Registration Fee    $     10,775.44
         Printing and Engraving Expenses                        $      2,500.00
         Accounting Fees and Expenses                           $     15,000.00
         Legal Fees and Expenses                                $     50,000.00
         Miscellaneous                                          $      6,724.56

         TOTAL                                                  $     85,000.00

Recent Sales Of Unregistered Securities

         We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

2003

         On October 10, 2003, we issued 17,600,000 shares of common stock to Visioneer Holdings Group, Inc. pursuant to an asset purchase agreement with 3577996 Canada, a company in which Visioneer Holdings Group was a majority shareholder. The shares were issued for the aggregate purchase price of $17,600.

         On October 10, 2003, we issued 1,235,000 shares of common stock to TransCalling Communications, Inc., pursuant to an asset purchase agreement with 3577996 Canada, a company in which TransCalling Communications, Inc was a shareholder. The shares were issued for the aggregate purchase price of $1,235.

         On October 10, 2003, we issued 665,000 shares of common stock to Nicholas Shamy, pursuant to an asset purchase agreement with 3577996 Canada, a company in which Mr. Shamy was a shareholder. The shares were issued for the aggregate purchase price of $665.

         On November 24, 2003, we sold an aggregate of 750,000 restricted shares of our common stock for an aggregate of $750,000 in a private placement transaction with three entities that are not affiliated with us.

2004

         In January 2004, we issued 10,000 shares of common stock, $.001 par value per share to an unaffiliated entity in consideration for $10,000.

         In February 2004, we issued 25,000 shares of common stock, $.001 par value per share to an unaffiliated entity in consideration for $25,000.

         In April 2004, we issued 500,000 shares of common stock, $.001 par value per share to an unaffiliated entity in exchange for $500,000.

         On May 14, 2004, we issued 285,000 shares to the 5 shareholders of Smart Cell following the acquisition by TelePlus of 100% of the issued and outstanding shares of SmartCell. Shares were valued at $202,350.

         On May 18, 2004 we sold 57,000 shares of our common stock for $0.10 per share in connection with a private placement. Shares were valued at $5,700.

         On June 25, 2004 we issued Cornell Capital Partners 245,193 shares of our common stock as a commitment fee under an Equity Distribution Agreement between TelePlus and Cornell Capital Partners. The value of the shares was $190,000.

         On June 25, 2004 we issued a secured convertible debenture to Cornell Capital Partners pursuant to a Securities Purchase Agreement with Cornell Capital Partners. The aggregate amount of the secured convertible debenture was $1,000,000.

         On June 25, 2004 we issued 12,905 shares of our common stock to Newbridge Securities Corporation as a placement agent fee. The value of the shares was $10,000.

         In October, 2004 we issued 223,664 shares to Cornell Capital Partners in connection with the partial repayment of a Promissory Note and Convertible Debenture outstanding with Cornell Capital Partners. Repayment totaled 100,000.

         In November, 2004 we issued 839,642 shares to Cornell Capital Partners in connection with the partial repayment of a Promissory Note and Convertible Debenture outstanding with Cornel Capital Partners. Repayments totaled 300,000.

         In December, 2004, we issued an aggregate of 140,000 shares of our common stock, $.001 par value per share which were not registered under the Act to the Cellz principals in connection with the acquisition of Cellz.

         In December, 2004, we issued an aggregate of 120,000 shares of our common stock, $.001 par value per share which were not registered under the Act to the SmartCell principals in connection with the acquisition of SmartCell.

         In December, 2004 we issued 10,000 shares of our common stock to Michael Karpheden, a director of TelePlus, as director's compensation pursuant to a private placement. Shares were valued at $1,000.

         In December, 2004 we issued 10,000 shares of our common stock to Hakan Wretsell, a director of TelePlus, as director's compensation pursuant to a private placement. Shares were valued at $1,000.

2005

         During the first quarter, 2005 we issued 2,388,694 shares to Cornell Capital Partners in connection with the partial repayment of a Promissory Note and Convertible Debenture outstanding with Cornell Capital Partners. Repayments totaled $850,000.

         March 31, 2005, we issued an aggregate of 964,706 shares of our common stock, $.001 par value per share which were not registered under the Act to the Freedom principal in connection with the acquisition of Freedom. The shares were valued at $328,000.

         During the second quarter, 2005 we issued 6,275,896 shares to Cornell Capital Partners in connection with the partial repayment of a Promissory Note and Convertible Debenture outstanding with Cornell Capital Partners. Repayments totaled $1.1M

         April 5, 2005, we issued 50,000 shares to our directors as payment of director fees. Shares were valued at $15,500.

         May 12, 2005, we issued 50,000 shares to Bondy & Schloss LLP as part of a settlement reached by TelePlus with Ivan Berkowitz, Michael Rosenbaum and BG Holdings, LLC in relation to a failed financing transaction. Shares were valued at $11,000.

         May 30, 2005, we issued 187,500 shares to a third party for payment of services rendered. The shares were valued at $28,125.

         June 10, 2005, we issued 333,333 shares to a third party for payment of services rendered. The shares were valued at $130,000.

         December 19th, 2005 we issued 1,250,000 shares to Cornell Capital Partners as a fee under the Standby Equity Distribution agreement signed that same day. These shares were valued at $300,000.

         August 19th, 2005, we issued 60,000 common shares to our directors as payment of director fees. These shares were valued at $19,800.

         September 29th, 2005, we issued 70,000 common shares to our directors as payments of director fees. These shares were valued at $20,300.

         September 2nd, 2005, we issued 800,503 shares to a third party as finder fee for the Telizon Inc. acquisition. These shares were valued at $248,156.

         October 28th, 2005, we issued 424,000 to various employees as payment of bonuses earned in 2005. These shares were valued at $101,760.

         November 7th, 2005, we issued 280,000 shares to a third party as finder fee for the Avenue Reconnect Inc. acquisition. These shares were valued at $64,400.

         November 23rd, 2005, we issued 850,000 shares to two third parties for payment of a variety of consulting services rendered. The shares were valued at $187,000.

         December 6th, 2005 we issued 70,000 common shares to our directors as payment of director fees. The shares were valued at $18,900.

         July 1st 2005 we issued 2,000,000 shares of Class A Preferred shares to Visioneer Holdings Group, Inc. which is beneficially owned by our CEO &
Chairman, Marius Silvasan, for services rendered. The Class A Preferred shares entitle the holders to 10 votes each, are not convertible into shares of any other class or series of stock of TelePlus, are non participating and no dividends can be declared there on.

         Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding TelePlus so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in TelePlus' securities.

INDEX TO EXHIBITS


3.(i).1            Articles of Amendment to the Articles of             Incorporated by reference to the Company's Form
                   Incorporation                                        8-K filed on October 22, 2003 as Exhibit 15.2

3.(i).2            Certificate of Correction to Articles of             Incorporated by reference to the Company's Form
                   Incorporation                                        10-QSB filed on November 14, 2003 as Exhibit 3.18

3.(i).3            Articles of Incorporation                            Incorporated by reference to the Company's Form
                                                                        10-SB12G filed on February 13, 2002 as Exhibit 3(i)

3.(i).4            Articles of Amendment to Articles of Incorporation   Incorporated by reference to the Company's Form
                                                                        10-SB12G filed on February 13, 2002 as Exhibit 3(i)

3.(ii).1           By-Laws of TelePlus Enterprises, Inc.                Incorporated by reference to the Company's Form
                                                                        10-SB12G filed on February 13, 2002 as Exhibit 3(i)


5.1                Opinion re: Legality                                 Provided herewith


10.1               Securities Purchase Agreement, dated December 13,    Incorporated by reference to the Company's Form
                   2005, by between the Company and Cornell             8-K filed on December 15, 2005

10.2               Form of Secured Convertible Debenture, dated         Incorporated by reference to the Company's Form
                   December 13, 2005, issued by the Company to Cornell  8-K filed on December 15, 2005

10.3               Security Agreement, dated December 13, 2005, by      Incorporated by reference to the Company's Form
                   and between the Company                              8-K filed on December 15, 2005

10.4               Investor Registration Rights Agreement, dated        Incorporated by reference to the Company's Form
                   December 13, 2005, by and between the Company and    8-K filed on December 15, 2005
                   Cornell

10.5               Form of Warrant issued to Cornell by the Company     Incorporated by reference to the Company's Form
                   dated December 13, 2005                              SB-2 filed on December 15, 2005

10.6               Amended and Restated Pledge and Escrow Agreement     Incorporated by reference to the Company's
                   by and among Cornell, the Company, Visioneer         Form 8-K filed on December 15, 2005
                   Holding Group, Inc. and David Gonzalez dated
                   December 13, 2005

10.7               Escrow Agreement by and among Cornell, the Company   Incorporated by reference to the Company's
                   and David Gonzalez dated December 13, 2005           Form 8-K filed on December 15, 2005

10.8               Amended and Restated Subsidiary Security Agreement   Incorporated by reference to the Company's
                   between TelePlus Connect Corp. and Cornell dated     Form 8-K filed on December 15, 2005
                   December 13, 2005

10.9               Amended and Restated Subsidiary Security Agreement   Incorporated by reference to the Company's
                   between TelePlus Retail Services, Inc. and Cornell   Form 8-K filed on December 15, 2005
                   dated December 13, 2005

10.10              Amended and Restated Subsidiary Security Agreement   Incorporated by reference to the Company's
                   between TelePlus Wireless Corp. and Cornell dated    Form 8-K filed on December 15, 2005
                   December 13, 2005

10.11              Asset Purchase Agreement between SNI and TelePlus    Incorporated by reference to the Company's Form
                   Wireless                                             8-K filed on January 3, 2006

10.12              Bill of Sale in respect of the Purchased Assets      Incorporated by reference to the Company's Form
                                                                        8-K filed on January 3, 2006

10.13              Promissory Note in the amount of US$500,000 issued   Incorporated by reference to the Company's Form
                   by TelePlus Wireless in favour of SNI                8-K filed on January 3, 2006

10.14              General Security Agreement by TelePlus Wireless in   Incorporated by reference to the Company's Form
                   favour of SNI                                        8-K filed on January 3, 2006

10.15              Guarantee by TelePlus in favour of SNI               Incorporated by reference to the Company's Form
                                                                        SB-2 filed on January 3, 2006

10.16              Guarantee by InPhonic in favour of TelePlus          Incorporated by reference to the Company's
                   Wireless                                             Form 8-K filed on January 3, 2006

10.17              Mobile Virtual Network Enabler Services Agreement    Incorporated by reference to the Company's
                   between MTS and TelePlus Wireless                    Form 8-K filed on January 3, 2006

10.18              Non-Competition and Non-Solicitation Agreement       Incorporated by reference to the Company's
                   between among InPhonic, SNI, MTS and TelePlus        Form 8-K filed on January 3, 2006
                   Wireless

10.19              Transition Services Agreement between SNI and        Incorporated by reference to the Company's
                   TelePlus Wireless                                    Form 8-K filed on January 3, 2006

10.20              Intellectual Property Assignment between SNI and     Incorporated by reference to the Company's
                   TelePlus Wireless                                    Form 8-K filed on January 3, 2006

10.21              Assignment and Assumption Agreement between SNI      Incorporated by reference to the Company's
                   and TelePlus Wireless                                Form 8-K filed on January 3, 2006

10.22              Assignment, Assumption and Consent among Sprint      Incorporated by reference to the Company's
                   Spectrum LP, TelePlus Wireless and SNI               Form 8-K filed on January 3, 2006


23.1               Consent re: Legal Opinion                            Provided herewith as Exhibit 5.1


23.2               Consent of Auditors                                  Provided herewith


Undertakings

         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 13, 2006.


Date: April 21, 2006                       TELEPLUS ENTERPRISES, INC.



                                            By: /s/ Marius  Silvasan
                                                ------------------------
                                            Name:  Marius  Silvasan
                                            Title: Chief  Executive Officer
                                                   and Chairman,

                                            By: /s/ Robert Krebs
                                                ------------------------
                                            Name:  Robert Krebs
                                            Title: Chief Financial Officer and
                                                   Principal Accounting Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marius Silvasan his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


SIGNATURE                                      TITLE                                                DATE


/s/ Marius Silvasan                                                                                 April 21, 2006
----------------------------------             Chief Executive Officer and Chairman of the
Marius Silvasan                                Board of Directors

/s/ Robert B. Krebs
----------------------------------                                                                  April 21, 2006
Robert B. Krebs                                Chief Financial Officer (Principal Financing
                                               Officer) and Director

/s/ Kelly McLaren
----------------------------------                                                                  April 21, 2006
Kelly McLaren                                  President and Director

/s/ Tom Davis
----------------------------------                                                                  April 21, 2006
Tom Davis                                      Chief Operating officer and Director (Principal
                                               Operating Officer)

/s/ Michael L. Karpheden
----------------------------------                                                                  April 21, 2006
Michael L. Karpheden                           Director

/s/ Hakan Wretsell
----------------------------------                                                                  April 21, 2006
Hakan Wretsell                                 Director

/s/ Gordon Chow
----------------------------------                                                                  April 21, 2006
Gordon Chow                                    Director